As filed with the Securities and Exchange Commission on October 4, 1999

                                                     Registration No. 333-85085

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1

                                       to

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             TTR TECHNOLOGIES, INC.
              (Exact name of small business issuer in its charter)

                                   ----------

         Delaware                        3577                     11-3223672
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code)      Identification No.)

                              TTR TECHNOLOGIES INC.
                                  1841 Broadway
                            New York, New York 10023
                                   (212) 333-3355
                (Address and telephone number of principal executive
                    offices and principal place of business)

                                   ----------

                           MARC D. TOKAYER, PRESIDENT
                             TTR Technologies, Inc.
                                  1841 Broadway
                            New York, New York 10023
                                   (212) 333-3355
             (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:
                             LAWRENCE M. BELL, ESQ.
                        Golenbock, Eiseman, Assor & Bell
                               437 Madison Avenue
                          New York, New York 10022-7302
                                   (212) 907-7300

                                   ----------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                   ----------


                                               (Continued on the following page)

(Continued from previous page)


                        CALCULATION OF REGISTRATION FEE


================================================================================
                                          Proposed
                                           maximum     Proposed
Title of each                             offering     maximum
  class of                                  price      aggregate   Amount of
securities to               Amount to be     per       offering   registration
be registered                registered     share        price        fee
--------------------------------------------------------------------------------
Common Stock ............  8,527,203(1)    $2.91(4)  $24,814,160   $ 6,898
                           1,458,440(2)     2.91(4)    4,244,060     1,180
                           1,776,981(3)     2.91(4)    5,171,015     1,438
                             400,000(3)     2.75(5)    1,100,000       306
                              33,000(3)     7.80(5)      257,400        72
                              15,000(3)     6.00(5)       90,000        25
--------------------------------------------------------------------------------
Total ................... 12,210,624                 $35,676,635   $ 9,919(6)
================================================================================

(1) Represents (x) 200% of (a) up to 2,325,581 shares of Registrant's common stock, par value $0.001 ("Common Stock"), issuable upon conversion of $2 million in aggregate principal amount of the Registrant's 10% Convertible Debentures due April 30, 2001, at an assumed conversion price of $0.86 plus (b) up to 465,116 shares of common stock issuable upon conversion of the Debentures with respect to interest accrued thereon through the maturity date thereof, plus (c) up to 1,395,349 shares of Common Stock issuable upon exercise of warrants ("Warrants") issuable upon conversion of the Debentures and (y) 155,111 additional shares of Common Stock which may be sold in the future by the Debenture holders.

(2)   Represents shares of Common Stock held by certain selling stockholders.

(3) Represents shares of Common Stock issuable upon exercise of certain other warrants and options ("Other Warrants") held by certain selling stockholders.

      In accordance with Rules 416 and 457 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Debentures and exercise of the Warrants and Other Warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Pursuant to Rule 457(c) and (g) the proposed maximum offering price per share is $2.91, the average of the high and low price of the Common Stock as reported on the OTC Electronic Bulletin Board as of August 6, 1999.

(5) Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price therefor on the date hereof.

(6)   Previously paid.



                                   ----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 1999


                                                                          [LOGO]

                             TTR TECHNOLOGIES, INC.


                     up to 12,055,513 shares of Common Stock


      We design, develop and market proprietary anti-piracy software technologies that provide encryption and copy protection for software applications distributed on CD-ROMs. Our proprietary product, DiscGuard, is designed to prevent unauthorized CD-ROMs from operating as intended.

      Holders of our common stock identified in this prospectus are offering all of the shares to be sold in the offering. These shares may be offered any time after the date of this prospectus in one or more types of transactions, including through broker-dealers, in over-the-counter markets or directly by the selling stockholders in negotiated transactions. Prices for the shares may be the market prices prevailing at the time of sale or may be negotiated by the selling stockholder and the buyer. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the offering.

      Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.


      Shares of our common stock trade on the OTC Electronic Bulletin Board under the symbol "TTRE". The closing sale price of the common stock on August 31, 1999 on the OTC Electronic Bulletin Board was $3 1/32 per share.


                                   ----------

      This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors" beginning on Page 6 of this Prospectus.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

      The information in this prospectus is not complete and may be changed. The stockholders selling our common stock pursuant to this prospectus may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and it is not an offer to buy these shares in any state where the offer or sale is not permitted.

                                   ----------


                The date of this prospectus is October __, 1999

                                TABLE OF CONTENTS

Prospectus Summary .....................................................   3

Risk Factors ...........................................................   6

Disclosure Regarding Forward-Looking Statements ........................  13

Dividend Policy ........................................................  13

Use of Proceeds ........................................................  13

Price Range of Common Stock ............................................  14

Selected Consolidated Financial Data ...................................  15

Management's Discussion and Analysis of Financial Condition and
Results of Operations ..................................................  16

Business ...............................................................  22

Conditions in Israel ...................................................  30

Management .............................................................  32

Certain Relationships and Related Transactions .........................  36

Principal and Selling Stockholders .....................................  37

Description of Securities ..............................................  40

Plan of Distribution ...................................................  42

Legal Matters ..........................................................  45

Experts ................................................................  45

Available Information ..................................................  45

Index to Financial Statements .......................................... F-1

                               PROSPECTUS SUMMARY

      This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." Except as otherwise noted, the information in this prospectus does not give effect to the conversion of outstanding convertible securities or to the exercise of outstanding options and warrants. Unless otherwise noted, references in this prospectus to "TTR," "we," "our" and "us" refer to TTR Technologies, Inc., a Delaware corporation, and our wholly-owned subsidiary, TTR Technologies, Ltd., an Israeli corporation.

      We design, develop and market anti-piracy software technologies that provide encryption and copy protection for software applications distributed on CD-ROMs. Our proprietary product, DiscGuard, is designed to prevent unauthorized CD-ROMS from operating as intended. Our copy protection technologies are transparent to the legitimate end-user and do not require the user to install hardware "keys" or "dongles" on the user's desk top or to obtain an "unlock code" in order to run the protected application.

      We believe that DiscGuard addresses a significant need in the rapidly growing CD-ROM market. According to InfoTech, Inc., a market research firm specializing in the optical media industry, worldwide sales of CD-ROMs and Digital Versatile Discs (or DVDs) more than doubled between 1996 and 1998, and will exceed $75 billion by 2000. The 1999 Global Software Piracy Report (a May 1999 study conducted by International Planning and Research Corp. for the Business Software Alliance and Software & Information Industry Association) indicates that losses from the unauthorized replication of business software are estimated to have exceeded $11 billion worldwide in 1998.

      We believe that in 1998 only approximately 3.0 million of the 1.6 billion discs sold worldwide included some form of copy protection, and that sales of all CD-ROM copy-protection products was approximately $170 million. The CD-ROM copy protection market is currently dominated by companies that offer the use of a hardware device, such as a "key" or "dongle," that plugs into the back of a computer as an anti-piracy strategy. Due to its relatively high cost and inconvenience, the dongle is generally used in the United States only in the high-end market for expensive software, including scientific and computer-aided design software, although it is used more frequently outside the United States for other applications. We believe that the global market for CD-ROM copy protection for the high-volume, multi-media consumer software market, including games, entertainment and reference software, and other install-to-use applications, is currently undeveloped, and that DiscGuard offers a technologically superior, cost-effective, convenient, software-based solution for this segment of the CD-ROM copy protection market.

      Since our inception in 1994, we have focused on

      o     developing our proprietary anti-privacy technologies; and


      o in the last year, licensing a broad base of replicators, representing a significant percentage of the world replication market by disc volume, to use DiscGuard in their mastering equipment, thus enabling software publishers to have their DiscGuard-protected software mass-produced on CD-ROMs.

      With our network of licensed replicators in place, since the first commercial release of DiscGuard in February 1998, we have begun marketing DiscGuard to software publishers, directly and through distributors. Approximately 24 software publishers market some or all of their titles on DiscGuard-protected discs, representing approximately 400,000 CD-ROMs and approximately 71 software titles.

      Our goal is to establish DiscGuard as the leading product in our target market of software-based CD-ROM copy protection for high-volume multi-media consumer software, including games, entertainment and reference software, and other install-to-use applications. To achieve this objective, the key elements of our strategy are to:


      o Continue to have DiscGuard Integrated into the Mastering Equipment of a Broad Base of Replicators of CD-ROMS. We intend to continue to license DiscGuard to leading mastering facilities and replicators and to support such mastering facilities and replicators.


      o Leverage Replicator Relationships and Increase Market Penetration among Software Publishers. We intend to license DiscGuard to an increasing number of software publishers, through direct marketing in the United States, Europe and the Middle East, through distributors in Asia, and through referrals from our licensed replicators. We may also seek a strategic alliance with an international marketing partner or increase our use of distributors in particular countries outside of Asia. We are targeting publishers of high-volume, multi-media consumer software such as games, entertainment and reference software, and other install-to-use applications.


      o Introduce New Product Applications. We intend to expand our technological base and extend DiscGuard protection to other segments of the software publishing industry. In addition, we believe that software developed for CD-ROM is beginning to migrate to DVDs, a format with much greater storage capacity than CD-ROMs. We anticipate that we will complete the development of a DiscGuard protection product for DVD's by the time DVD recorders become widely available, which we believe will occur over the next twelve to twenty four months.

      o Pursue Royalty-Based Licensing Model. We are pursuing a royalty-based licensing model that results in a high margin, transaction-oriented business with recurring revenues. We typically license our technology under unit-based pricing schedules. Royalties and other fees are currently paid by software publishers and, to a lesser extent, by commercial replicators. We intend whenever feasible to continue to license our technologies to third parties for unit or transaction-based royalties and fees.


      o Protect Patent Position. We believe that our future success will depend, in part, on the continued protection of our proprietary technologies. We have applied for patents to protect our copy protection technologies and intend to pursue patent protection aggressively.


      o Expand and Maintain Customer Support. We intend to expand and maintain our customer service capability as the number of our licensed publishers grows. To date, we have been able to provide satisfactory service and support to the relatively small number of our licensed publishers.

      We were organized in July 1994. We have an Israeli subsidiary, organized in December 1994, through which we conduct research and development. Our principle executive offices are located at 1841 Broadway, New York, New York 10023, telephone (212) 333-3355. Our Web site is www.ttrtech.com. Information contained on our Web site is not, and should not be deemed to be, a part of this prospectus.

                                  The Offering


Securities offered ................  12,055,513 shares of common stock. (1)


Shares outstanding ................  5,646,971 shares of common stock. (2)


Use of proceeds ...................  We will not receive any proceeds from the sale of common stock by the selling
                                     stockholders. We will receive the net
                                     proceeds from the sale of an additional
                                     $1.0 million in principal amount of our
                                     10% Convertible Debentures due April 30,
                                     2001 not later than five days after the
                                     effective date of this prospectus (of
                                     which $400,000 has been pre-funded). The
                                     Securities Purchase Agreement between us and the holders of the Debentures generally provides that we must use those proceeds for internal working capital purposes. See "Risk Factors-We will require at least $4.6 million in additional financing to continue operating through December 2000;" "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


----------


(1) As of August 31, 1999. Includes (i) 200% of (a) 2,325,581 shares of our common stock issuable upon conversion of $2.0 million in aggregate principal amount of our 10% Convertible Debentures due April 30, 2001 at an assumed conversion price of $0.86, (b) up to 465,116 shares of common stock issuable upon conversion of the Debentures with respect to interest accrued thereon through the maturity date thereof, and (c) 1,395,349 shares of common stock issuable upon exercise of Warrants issuable upon conversion of the Debentures, (ii) 1,458,440 shares of common stock held by certain selling stockholders, and (iii) 2,224,981 shares of common stock issuable upon exercise of certain other warrants and options held by certain selling stockholders.

(2) As of August 31, 1999. Does not include (a) up to an aggregate of 423,770 shares of common stock issuable upon exercise of options granted under our 1996 Stock Option Plan, (b) any of the shares described in clauses (i) and
      (iii) in footnote (1) above, or (c) 236,000 shares issuable upon exercise of certain outstanding options and warrants that are not held by the selling stockholders.

      We are registering the shares offered hereby in order to satisfy our obligations to the holders of our 10% Convertible Debentures due April 30, 2001. Under a Securities Purchase Agreement and a related Registration Rights Agreement dated May 13, 1999 between us and the holders of the Debentures, we are obligated to register with the SEC 200% of the number of shares issuable on conversion of $2.0 million in aggregate principal amount of the Debentures together with interest accrued thereon through the maturity date thereof, represented by the shares described in clauses (i)(a) and (b) of footnote 1 above, and 200% of the number of shares of common stock issuable upon exercise of the Warrants that are issuable upon conversion of the Debentures, represented by the shares described in clause (i)(c) of footnote 1 above. We are also obligated to keep the Registration Statement of which this prospectus forms a part effective until the earliest of October 31, 2001, the date on which the Debenture holders may sell all shares registered on their behalf under this prospectus under Rule 144 of the Securities Act of 1933, as amended, or the date on which the Debenture holders no longer own any of those shares. See "Plan of Distribution."

                                    RISK FACTORS

      This offering involves a high degree of risk. You should be able to bear a complete loss of your investment. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the market price of our common stock could decline, and you may lose all or a part of the money you pay to buy our common stock.

We will require at least $4.6 million in additional financing to continue operating through December 2000.


      We have approximately $1.5 million in aggregate principal amount of indebtedness currently due and payable together with interest thereon. At August 31, 1999, the holders of an aggregate of $562,500 in principal amount of such indebtedness had agreed to extend the maturity thereof until various dates from April through July 2000. We are attempting to obtain similar extensions from the holders of the balance of such indebtedness. There can be no assurance that any extensions will be granted with regard to all or any part of such balance. We will need to obtain additional financing or otherwise reallocate our available funds in order to repay any amount of such indebtedness as to which no extension is granted.


      If we receive extensions with respect to the entire balance of such indebtedness, we anticipate that our cash on hand, together with the net proceeds (after deducting approximately $112,000 in fees and commissions) from the sale of an additional $1.0 million in principal amount of our 10% Convertible Debentures due April 30, 2001 not later than five days after the effective date of this prospectus (of which $400,000 has been pre-funded) will allow us to bring certain suppliers and vendors current and to maintain operations through November 1999. Thereafter, from December 1999 through December 2000, we will need additional financing of at least $4.6 million of investment capital, funding by strategic partner(s) or operating revenues to continue operating, pay suppliers and other creditors and retire an aggregate of approximately $1.9 million in outstanding principal amount of indebtedness other than the Debentures. We are currently reviewing possible private sales of equity or debt with equity features and arrangements with strategic partners. We have no commitments for any such financing and there can be no assurance that we will obtain additional capital when needed.

      We do not have any commitments for any additional financing other than the sale of the additional $1.0 million in principal amount of Debentures (of which $400,000 has been pre-funded). We do not anticipate receiving any funding from commercial lenders. There can be no assurance that any additional financing can be obtained on favorable terms, if at all. Any additional equity financing may result in dilution to our stockholders.

We have lost money in every quarter and year, and we expect these losses to continue in the foreseeable future.


      Since we began our operations in 1994, we have lost money in every quarter and year. As of June 30, 1999, we had an accumulated deficit of approximately $14.0 million. If our revenue does not increase and we cannot adjust our level of spending adequately, we may not generate sufficient revenue to become profitable. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Our ability to generate revenue depends primarily upon our ability to attract replicators and software publishers as clients.


"Going concern" statement in auditor's report may make it difficult to raise new capital.


      We have not had any significant revenues to date. As of June 30, 1999, we had an accumulated deficit of approximately $14.0 million from July 14, 1994 (date of inception). The report of the independent auditors on our financial statements for the year ended December 31, 1998 includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital.

We have only been in business for a short period of time, so your basis for evaluating us is limited.

    We are a development stage company with a limited history of operations. Before DiscGuard first became commercially available in February 1998, we were engaged primarily in research and development. As a result, there is a limited history of operations for evaluating our business. You must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the software copy protection and anti-piracy market. Some of these risks and uncertainties relate to our ability to:

      o license DiscGuard to additional replicators and software publishers in order to generate significant revenue;

      o maintain our current relationships with leading replicators and manufacturers of the mastering equipment used by replicators.


      o stay ahead of the efforts of hackers and counterfeiters to circumvent our copy protection technologies;


      o     respond effectively to actions taken by our competitors;

      o build our organizational and technical infrastructures to manage our growth effectively;

      o design, develop and implement effective products for existing clients and new clients;

      o increase awareness of our brand among replicators and software publishers;

      o     extend DiscGuard protection to DVD discs;

      o     attract, retain and motivate qualified personnel.

      If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be materially and adversely affected.

The market for computer software copy protection is unproven.


      The market for copy protection technology for CD-ROM software products, especially in the consumer multi-media market, is unproven. For us to be successful in entering this market, producers and publishers of multi-media CD-ROMs must accept copy protection generally and also adopt the DiscGuard-based solution that we have developed. There can be no assurance that copy protection of multi-media CD-ROMs will be commercially accepted. For example, consumers may react negatively to the introduction of copy protected CD-ROMs if they are prevented from copying the content of their favorite applications. Moreover, copy protection may not be effective or compatible with all hardware platforms or configurations or may prove to be easily circumvented. Also, software developed for CD-ROM is beginning to migrate to DVD-ROM, a format in which we have not completed the development of copy protection technology. Further, our DiscGuard-based technology may not achieve or sustain market acceptance under emerging industry standards or may not meet, or continue to meet, the changing demands of multi-media software providers. If the market for CD-ROM copy protection fails to develop or develops more slowly than expected, or if DiscGuard does not achieve or sustain market acceptance, our business, financial condition and results of operations would be materially adversely affected.


You should not rely on our quarterly operating results as an indication of how we will do in the future.

      Our quarterly operating results may vary significantly in the foreseeable future due to a number of factors that could affect our revenue, expenses or prospects during any particular quarter. These factors include:

      o the demand for software anti-piracy protection in general and for CD-ROMs, in particular, and, potentially, for DVDs;

      o the degree of acceptance of our copy protection technologies by software publishers;

      o     changes in our operating expenses;

      o     the development of our direct and indirect distribution channels;

      o our continued ability to license DiscGuard to leading mastering equipment manufacturers and replicators;

      o our ability to attract and retain other replicators and software publishers that are seeking anti-piracy protection;

      o changes in fees paid for anti-piracy software resulting from competition or other factors;

      o     economic conditions specific to the CD-ROM and DVD industries;


      o anticipated seasonality of revenues relating to sales of software to consumers in our target market.


      In any given quarter, we may expend substantial funds and management resources and yet not obtain adequate revenue, and we may not be able to adjust spending in a timely manner to compensate for any unexpected shortfall in our revenue. Any significant shortfall could have an immediate material and adverse effect on our business, financial condition and results of operations.

      Due to all of the foregoing factors, and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely fall.

      We currently derive all of our net revenues and operating income from fees for the application of our copy protection technology to prerecorded CD-ROM discs that are sold to consumers. We expect these fees to account for substantially all of our net revenues and operating income at least through 2000. There can be no assurance that revenues from these fees will grow significantly or at all. Any future growth in revenues from these fees will depend on the use of our copy protection technology by a larger number of software publishers. In order to increase our market penetration, we must continue to persuade software publishers that the cost of licensing our technology is outweighed by the increase in revenues from additional sales of the copy protected material that the software publishers would achieve as a result of using DiscGuard copy protection.

      In the event that the customers of our copy protection technology were to determine that the benefits of using our technology did not justify the cost of licensing the technology, demand for our technology would decline. Any factor that results in a decline in demand for our copy protection technology, including CD-ROM discs that are encoded with our copy protection technology, would have a material adverse effect on our business, financial condition and result of operations.

There are many competitors in the software protection industry and we may not be able to compete effectively against them.

      The CD-ROM copy protection industry is extremely competitive. Our primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than ours. There can be no assurance that we will be able to compete successfully in this market. In particular, certain companies, such as C-Dilla Limited, Sony DADC Austria AG, MLS LaserLock International Inc. and Link Data Security, claim to provide comprehensive optical media-based anti-piracy protection. For example, the copy protection product of C-Dilla is based on a technology which attempts to prevent unauthorized copying by encoding a disc with unreadable "bad sectors." This alternate copy-protection technology may prove to be more successful than DiscGuard, which embeds a digital signature in authorized discs. In addition, Rainbow Technologies Inc. and Aladdin Knowledge Systems Ltd. each have an established installed product base in the market for hardware key or dongle-based software copy protection products and could expand into our target market of copy protection products for software contained on optical media such as CD-ROMs. There can be no assurance that other software companies will not enter the market in the future. Many of our competitors have existing relationships with major software developers in the United States, some of which are dominant software producers worldwide, and those existing relationships may impede our ability to sell our products to those customers and expand our market share. For example, C-Dilla has recently been acquired by Macrovision Corporation, a leader in the market for video security technology and products. There can be no assurance that we will be able to continue developing products with innovative features and functions, or that development by others of similar or more effective products will not render our products or technologies noncompetitive or obsolete.

Third parties may be able to circumvent our anti-piracy technology.

      We must continually enhance and upgrade DiscGuard to stay ahead of the efforts of counterfeiters and hackers to circumvent our technologies, even in the face of the new United States Digital Millennium Copyright Act. The Act outlaws copy protection circumvention devices and technologies beginning in May 2000 and currently provides for both criminal and civil penalties for companies or individuals who import, produce or distribute devices designed to circumvent copy protection devices and technologies. It is conceivable that counterfeiters and hackers could develop a way to circumvent our copy protection techniques, which may result in a potentially substantial decrease in the demand for our products. Additionally, software publishers could choose not to use our anti-piracy technology if software publishers believe that our technology will be unable to deter counterfeiters or if they believe it interferes with legitimate consumer use of the original copyrighted product. In this regard, our copy protection technologies are intended to prevent both consumer copying and professional remastering and replication. Any reduction in demand for our products could have a material adverse effect on our business, financial condition and results of operations.

We are vulnerable to technological obsolescence.

      DiscGuard is currently our only product and is based upon a single set of core technologies. The market for our technology and products is characterized by rapid change, often resulting in product obsolescence or short product lifecycles. Although we are not aware of any developments in the software protection industry which would render our current or planned product less competitive or obsolete (other than the incipient migration of software from CD-ROM to DVD), there can be no assurance that future technological changes or the development of new or competitive products by others will not do so.

Our relationship with DCA is important.

      In October 1997, we signed an agreement with Doug Carson & Associates, Inc., under which DCA has a license (exclusive through December 31, 1999) to integrate DiscGuard into its mastering interface system for sale to replicators. The mastering interface system (or MIS) is a key component of the mastering equipment used by replicators to produce the glass masters which are, in turn, used to mass-produce CD-ROMs. We believe that DCA's MIS is currently installed in more than 50% of the world's CD-ROM mastering equipment. The termination of our relationship with DCA could have a material adverse effect on us because we could lose access to a significant portion of the replicators. In addition, there can be no assurance that DCA will be able to sell or upgrade its DiscGuard-enhanced MIS to or for replicators or that, if it does, DCA's efforts will generate significant revenues for us.

We have limited marketing experience and capabilities.

      We commenced marketing activities in 1998 and have limited marketing experience and limited financial, personnel and other resources to undertake marketing and advertising activities. To date, DiscGuard has generated minimal licensing revenues, and has achieved only limited market acceptance. Demand for DiscGuard will depend principally upon the demand by software publishers in our target market-segment for copy protection. As is typically the case with newly-introduced products, the ultimate level of demand for our products is subject to a high degree of uncertainty. Developing market acceptance for our existing and proposed product will require substantial marketing efforts and the expenditure of a significant amount of funds to inform software publishers of the perceived advantages of our products. There can be no assurance that our marketing efforts will result in increased demand for, or market acceptance of, our product. There can be no assurance that we will be able to market DiscGuard successfully or that our efforts will result in any significant revenues. If we do not succeed in significantly increasing the number of licensed publishers generated through our existing marketing efforts, we may seek a strategic alliance with a partner with an international marketing capability, or increase our use of distributors in particular countries outside of Asia. We are not currently engaged in negotiations with any potential strategic partner and there can be no assurance that we will be able to identify a suitable partner or that, if so, we will be able to sign an agreement on acceptable terms.

Software may migrate from CD-ROM to DVD before we are able to adapt DiscGuard to DVD.

      We believe that software products developed for CD-ROM have begun to migrate to DVD and may complete the process within the next twelve to twenty-four months, as DVD drives become widely available. Our future growth and operating results may depend to a large extent on the successful introduction, marketing and commercial viability of DVDs that utilize our copy protection technologies. A number of factors will affect our ability to derive revenues from DVD protection. These factors include the cost and effectiveness of our copy protection technology in various applications, the development of alternative technologies or standards for DVD copy protection, the uncertainty in the marketplace engendered by alternative standards for DVD and for DVD recordable devices, and the relative ease of copying, as well as the quality of the copies of unprotected materials distributed in new digital formats. Because of its early stage of development, demand for and market acceptance of DVD, as well as demand for associated copy protection, are subject to a high level of uncertainty. Much of the DVD technology and infrastructure is unproven, and it is difficult to predict with any assurance whether, or to what extent, these evolving markets will grow. In this regard, our future growth could be adversely affected if DVD discs that do not include our copy protection components achieve market acceptance. If there is consumer dissatisfaction that cannot be managed, or if there are technical compatibility problems, our business, financial condition and results of operations could be materially adversely affected. If the market for DVD copy protection fails to develop or develops more slowly than expected, or if our solution does not achieve or sustain market acceptance, our business, financial condition and results of operations would be materially adversely affected.

We have very few employees and are particularly dependent on our Vice President-Research and Development.

      We have a small number of employees. Although we believe we maintain a core group sufficient for us to effectively conduct our operations, the loss of certain of our key personnel could, to varying degrees, have an adverse effect on our operations and product development. The loss of Dr. Baruch Sollish, our Vice President-Research and Development, would have a material adverse affect. We have not obtained "key-man" life insurance on the life of Dr. Sollish. Our key employees and corporate officers all reside in Israel.

We are subject to risks associated with international operations.

      We conduct business from our facilities in Israel and the United States, and through distributors in Asia. Our international operations and activities subject us to a number of risks, including the risk of political and economic instability, difficulty in managing foreign operations, potentially adverse taxes, higher expenses and difficulty in collection of accounts receivable. In addition, although we receive most of our revenue in U.S. dollars, a substantial portion of our payroll and other expenses are paid in the currency of Israel, where most of our employees reside and our research and development operations are located. Because our financial results are reported in U.S. dollars, they are affected by changes in the value of the various foreign currencies that we use to make payments in relation to the U.S. dollar. We do not cover known or anticipated operating exposures through foreign currency exchange option or forward contracts.

We are subject to risks associated with operations in Israel.

      Our Israeli subsidiary maintains offices and research and development facilities in Israel and is directly affected by prevailing economic, military and political conditions that affect Israel.

We need to establish and maintain licensing relationships with companies in related fields.

      Our future success will depend in part upon our ability to establish and maintain licensing relationships with companies in related business fields, including CD-ROM and DVD mastering facilities and replicators, owners of mastering interface systems, software copyright owners and publishers, and international distributors. We believe that these current and future relationships can allow us greater access to manufacturing, sales and distribution resources. However, the amount and timing of resources to be devoted to these activities by these other companies are not within our control. We may not be able to maintain our existing relationships or enter into beneficial relationships in the future. Other parties may not perform their obligations as expected. Our reliance on others for the development, manufacturing and distribution of our technologies and products may result in unforeseen problems. Substantially all of our license agreements are non-exclusive, and therefore these licensees are free to enter into similar agreements with third parties, including our current or potential competitors. There can be no assurance that our licensees will not develop or pursue alternative technologies either on their own or in collaboration with others, including our competitors, as a means of developing or marketing products targeted by the collaborative programs and by our products.

Our efforts to protect our intellectual property rights may not be adequate.


      Our success depends on our proprietary technologies. We rely on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect our intellectual property rights. Our patents, trademarks or copyrights may be challenged and invalidated or circumvented. Any patents that issue from our pending or future patent applications or the claims in pending patent applications may not be of sufficient scope or strength or be issued in all countries where our products can be sold or our technologies can be licensed to provide meaningful protection or any commercial advantage to us. Others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our products and technologies, which could have a material adverse effect on our business, financial condition and results of operations.

      Litigation may be necessary in the future to enforce any patents that may issue and other intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. There can be no assurance that any litigation of these types will be successful. Litigation could result in substantial costs, including indemnification of customers, and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations, whether or not this litigation is determined adversely to us. In the event of an adverse ruling in any litigation, we might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. Our failure to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.


We face Year 2000 risks.

      Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because such systems may have been developed using two digits rather than four to determine the applicable year. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements. Our business depends on the operation of numerous systems that could potentially be affected by Year 2000 related problems. Those systems include, among others: hardware and software systems used internally by us in the management of our business; hardware and software products developed by us, including DiscGuard; the internal systems of our customers and suppliers; and non-information technology systems and services used by us in the management of our business, such as telephone systems and building systems. We believe that DiscGuard is Year 2000 ready; however, success of our Year 2000 readiness efforts may depend on the success of our customers in dealing with their Year 2000 issues. We sell our products to companies in several different industries, each experiencing different issues with Year 2000 readiness. Customer difficulties with Year 2000 issues could interfere with the use of DiscGuard, which might require us to devote additional resources to resolve the underlying problems. Although we believe that our Year 2000 readiness efforts are designed to appropriately identify and address those Year 2000 issues that are within our control, there can be no assurance that our efforts will be fully effective or that the Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. We do not presently have a contingency plan for handling Year 2000 issues that are not detected and corrected prior to their occurrence. Any failure by us to address any unforeseen Year 2000 issue could adversely affect our business, financial condition and results of operations. For more details on our Year 2000 risks, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."


Future sales of our common stock by our holders of outstanding stock and options could have an adverse effect on the market price of our common stock.


      We anticipate that some or all of the selling stockholders may from time to time sell all or part of the shares offered hereby. In addition, there are currently outstanding options or warrants (other than the Warrants issuable upon conversion of the Debentures) to purchase 2,884,751 shares of our common stock (including 423,770 options granted under our 1996 Stock Option Plan, 2,146,648 options and warrants held by selling stockholders (of which 1.3 million warrants have a nominal exercise price and the remainder have exercise prices ranging from $1.50 to $7.80 per share) and 236,000 other options and warrants not held by selling stockholders). The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


Our stock price is volatile and could continue to be volatile.

      Investment interest in our common stock may not lead to the development of an active or liquid trading market. The market price of our common stock has fluctuated in the past and is likely to continue to be volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The stock prices and trading volumes for many software companies fluctuate widely for reasons that may be unrelated to their business or results of operations. The market price of our common stock may decline below the offering price. General economic, market and political conditions could also materially and adversely affect the market price of our common stock and investors may be unable to resell their shares of common stock at or above the offering price.

It may be difficult for a third party to acquire us.

      Provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire us, even if it would be beneficial to our stockholders.

Penny Stock Regulation is applicable to investment in our shares.

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes "Forward-Looking Statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, project costs and plans and objectives of management for future operations, are Forward-Looking Statements. In addition, Forward-Looking Statements generally can be identified by the use of forward-looking terminology such as "may," "will," "except," "should," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such Forward-Looking Statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors (or Cautionary Statements) that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral Forward-Looking Statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the Cautionary Statements.

                                 DIVIDEND POLICY

      We have never paid a cash dividend on our common stock. Payment of dividends is at the discretion of the board of directors. The board of directors plans to retain earnings, if any, for operations and does not intend to pay dividends in the foreseeable future.

                                 USE OF PROCEEDS


      We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive the net proceeds from the sale of an additional $1.0 million in principal amount of our 10% Convertible Debentures due April 30, 2001 not later than five days after the effective date of this prospectus (of which $400,000 has been pre-funded). The Securities Purchase Agreement between the holders of the Debentures and us generally provides that we must use those proceeds for internal working capital purposes. See "Risk Factors-We will require at least $4.6 million in additional financing to continue operating through December 2000;" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "TTRE". Although trading in our common stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our common stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.


      The following table summarizes the high and low bid prices of our common stock as reported on the OTC Electronic Bulletin Board for the periods indicated. The closing price of our common stock on August 31, 1999 was $3 1/32 per share.


                                                              Common Stock
                                                          --------------------
    Quarter Ended                                           High        Low
    -------------                                         --------     ------

    1999

    June 30 ............................................  $ 3 1/8     $   3/4
    March 31 ...........................................  $ 1 7/16    $   3/4

    1998

    March 31 ...........................................  $ 6         $ 4
    June 30 ............................................  $ 5 1/2     $ 2 5/8
    September 30 .......................................  $ 3 1/4     $   7/8
    December 31 ........................................  $ 3 1/16    $  11/16

    1997

    March 31 ...........................................  $16 23/32   $ 9 1/4
    June 30 ............................................  $15 7/8     $11
    September 30 .......................................  $13 3/4     $11
    December 31 ........................................  $11 15/16   $ 5 5/8

      The foregoing represent inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


      As of August 31, 1999 there were approximately 142 holders of record of our common stock, excluding stockholders whose stock is held either in nominee name or street name brokerage accounts. Based on information obtained from our transfer agent, as of such date, there were approximately 859 stockholders of our common stock whose stock is held in either nominee name or street name brokerage accounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA


      The following table sets forth our consolidated financial data for the two years ended December 31, 1998, and for the six months ended June 30, 1998 and 1999. The selected consolidated financial data for the two years are derived from our consolidated financial statements, which have been audited by Brightman Almagor & Co. (formerly known as BDO Almagor & Co.), a member of Deloitte Touch Tohmatsu, independent auditors. The selected consolidated financial data for the six months ended June 30, 1998 and 1999 have been derived from the unaudited consolidated financial statements, which in the opinion of management, reflect all adjustments consisting of normal recurring accruals necessary for a fair presentation of the financial position and the results of operations of these periods. The consolidated financial data set forth below should be read in conjunction with our Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results for the full year.





                                Year Ended                 Six Months Ended
                                December 31,                    June 30,            From Inception
                        ---------------------------    -------------------------    (July 14, 1994)
Income Statement Data:      1997           1998          1998             1999     To June 30, 1999
                            ----           ----          ----             ----     ----------------
Revenues ............   $        --         54,922             --         40,493         95,415
Total expenses ......     3,784,635      5,178,872      1,963,162      1,596,099     12,075,847
Operating loss ......    (3,784,635)    (5,123,950)    (1,963,162)    (1,555,606)   (11,980,432)
Net loss ............    (4,119,612)    (5,578,540)    (2,035,147)    (2,244,857)   (14,002,968)
Net loss per share ..   $     (1.35)         (1.54)         (0.61)         (0.43)
Weighted average
shares outstanding(1)     3,054,519      3,615,908      3,311,161      5,236,970


                                                       December 31,    June 30,     June 30, 1999
Balance Sheet Data:                                       1998           1999       As Adjusted(2)
                                                          ----           ----       --------------

Working deficiency ........                            (2,834,448)    (3,245,274)    (2,365,274)
Total assets ..............                               490,545      4,098,162      5,098,162
Total liabilities .........                             3,588,712      4,508,377      5,508,377
Total stockholders' deficit                            (3,098,167)      (410,215)      (410,215)


----------


(1) Does not include (i) up to an aggregate of 423,770 shares of common stock issuable upon exercise of options granted under our 1996 Stock Option Plan, (ii) 2,325,581 shares of our common stock issuable upon conversion of $2.0 million in aggregate principal amount of our 10% Convertible Debentures due April 30, 2001 at an assumed conversion price of $0.86,
      (iii) up to 465,116 shares of common stock issuable upon conversion of the Debentures with respect to interest accrued thereon through the maturity date thereof, (iv) 1,395,349 shares of common stock issuable upon exercise of Warrants issuable upon conversion of the Debentures, (v) 2,146,648 shares issuable upon exercise of other outstanding warrants and options held by certain selling stockholders or (vi) 236,000 shares issuable upon exercise of certain outstanding options and warrants that are not held by the selling stockholders.

(2) Gives effect to the sale of $1.0 million in aggregate principal amount of 10% Convertible Debentures due April 30, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

General

      Overview

      We design, develop and market anti-piracy software technologies that provide encryption and copy protection for software applications distributed on CD-ROMs. Our proprietary product, DiscGuard, is designed to prevent unauthorized CD-ROMS from operating as intended. Our copy protection technologies are transparent to the legitimate end-user and do not require the user to install hardware "keys" or "dongles" on the user's desk top or to obtain an "unlock code" in order to run the protected application.

      Since our inception in 1994, we have focused on

      o     developing our proprietary anti-privacy technologies; and


      o in the last year, licensing a broad base of replicators, representing a significant percentage of the world replication market by disc volume, to use DiscGuard in their mastering equipment, thus enabling software publishers to have their DiscGuard-protected software mass-produced on CD-ROMs.

      With our network of licensed replicators in place, since the first commercial release of DiscGuard in February 1998, we have begun marketing DiscGuard to software publishers, directly and through distributors. Approximately 24 software publishers market some or all of their titles on DiscGuard-protected discs, representing approximately 400,000 CD-ROMs and approximately 71 software titles.

      Our goal is to establish DiscGuard as the leading product in our target market of software-based CD-ROM copy protection for high-volume multi-media consumer software, including games, entertainment and reference software and other install-to-use applications.


      In 1997, we completed an initial public offering to raise working capital. We have had difficulty in the past twelve months in raising financing needed to fund our operations and have, therefore, significantly curtailed our activities. In the summer of 1998, we abandoned a proposed public offering of our common stock after filing a registration statement therefor, due to a correction in the stock market.


      We have approximately $1.5 million in aggregate principal amount of indebtedness currently due and payable together with interest thereon. At August 31, 1999, the holders of an aggregate of $562,500 in principal amount of such indebtedness had agreed to extend the maturity thereof until various dates from April through July 2000. We are attempting to obtain similar extensions from the holders of the balance of such indebtedness. There can be no assurance that any extensions will be granted with regard to all or any part of such balance. We will need to obtain additional financing or otherwise reallocate our available funds in order to repay any amount of such indebtedness as to which no extension is granted.


      If we receive extensions with respect to the entire balance of such indebtedness, we anticipate that our cash on hand, together with the net proceeds (after deducting approximately $112,000 in fees and commissions)_from the sale of an additional $1.0 million in principal amount of our 10% Convertible Debentures due April 30, 2001 not later than five days after the effective date of this prospectus (of which $400,000 has been pre-funded), will allow us to maintain operations through November 1999. Thereafter, from December 1999 through December 2000, we will need additional financing of at least $4.6 million of investment capital, funding by strategic partner(s) or operating revenues to continue operating, pay suppliers and other creditors and retire an aggregate of $1.9 million in outstanding principal amount of indebtedness other than the Debentures. We do not have any commitments for any additional financing other than the sale of the additional $1.0 million in principal amount of Debentures (of which $400,000 has been pre-funded).

      We have not had any significant revenues to date. As of June 30, 1999, we had an accumulated deficit of approximately $14.0 million. Our expenses have related primarily to expenditures on research and development, marketing, recruiting and retention of personnel, costs of raising capital and operating expenses. The report of the independent auditors on our financial statements for the year ended December 31, 1998 includes an explanatory paragraph relating to the uncertainty of our ability to continue as a going concern, which may make it more difficult for us to raise additional capital.


      Subject to our raising sufficient financing in the future, we intend to increase our research and development efforts. We believe that the software developed for CD-ROMs has begun to migrate to DVDs, a medium with greater storage capacity. We hope to complete the development of DiscGuard protection for DVDs by the time DVD drives become widely available and software is distributed on DVDs.


      We intend to ensure that DiscGuard remains integrated into the mastering equipment of a broad base of replicators (for example, mass producers of CD-ROMs), affording software publishers convenient access to DiscGuard-licensed replicators. We will continue our marketing efforts by directly distributing our product in the United States, Europe and the Middle East, utilizing distributors in Asia and acting on referrals from our replicators. If we do not succeed in significantly increasing the number of licensed publishers generated by our existing marketing efforts, we may also seek a strategic alliance with an international marketing partner or increase our use of distributors in particular countries outside of Asia. On June 1, 1999, we hired a Chief Operating Officer to oversee our marketing efforts.


      Revenue Sources


      Our main source of revenue is from royalties payable by software publishers under non-exclusive license agreements between us and the software publishers. Typically, our license agreements relate to some or all of a publisher's software titles on CD-ROMs. These license agreements have unit-based pricing schedules, based on the number of CD-ROMs produced by a replicator. We recognize revenue when CD-ROM discs are produced for our licensed software publishers by our licensed replicators. At such time, we consider the software delivered. We also receive a limited amount of revenue from our licensed replicators.


      Stock Based Compensation


      Compensation expense arising from stock grants, and options and warrants issued at exercise prices below the quoted market price as of the date of grant is recognized over the period that services are rendered. As more fully described below in "Results of Operations," we have recorded expense in connection with stock based compensation during the years ended December 31, 1997 and 1998, as well as deferred compensation expense for the value of the grants that were not yet earned as of such dates. We currently expect to amortize $418,528 in 1999, $251,630 in 2000, $232,108 in 2001 and $94,525 in
2002 as deferred compensation expense in respect of options outstanding at June 30, 1999.


Results of Operations


      Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998.

      Revenues for the six months ended June 30, 1999 totaled $40,493 and were derived from licensing fees of our DiscGuard product. We had no revenues for the same period in 1998.

      Research and development costs for the six months ended June 30, 1999 were $364,280 as compared to $502,466 for the same period in 1998. These decreases are attributable primarily to reduced staffing effected in the latter part of 1998.

      Sales and marketing expenses for the six months ended June 30, 1999 were $334,416 as compared to $548,119 for the same period in 1998. This decrease was primarily due to reduced staffing in 1999.

      General and administrative expenses for the six months ended June 30, 1999 were $897,493 as compared to $912,577 for the same period in 1998. The decrease was attributable primarily to reduced staffing. However, the amortization of stock based compensation in 1999 of approximately $544,600 as compared to $173,300 in 1998 partially offset this decrease.

      Total operating expenses include stock-based compensation of $544,605 for the six months ended June 30, 1999 and $371,175 for the same period in 1998.

      As a result of the issuance of 1.3 million warrants in connection with the issuance of our 10% Convertible Debentures due April 30, 2001, we recognized significant noncash financing costs. Using the Black-Scholes pricing model for estimating the fair value of the warrants, we recorded $3,845,400 as deferred financing costs and will amortize this amount over the two-year term of the debentures. Total amortization of deferred financing costs for the six months ended June 30, 1999 was $381,788 as compared to $9,293 for the same period in 1998. As of June 30, 1999, we have deferred financing costs remaining of $3,666,854.

      Interest expense for the six months ended June 30, 1999 increased to $308,007 compared to $88,379 during the same period in 1998 due to the increase in debt financing activity. Included in interest expense is $187,493 of non-cash amortization of note discount for 1999 and $64,122 for 1998. Note discounts were imputed to reflect the equity component of the related financings.

      We reported a net loss for the six months ended June 30, 1999 of $2,244,857, or $(.43) per share on a basic and diluted basis, as compared to a net loss of $2,035,147 or $(.61) per share for the same period in 1998.

      Year Ended December 31, 1998 Compared to Year December 31, 1997.

      We reported revenues for the first time in 1998, totaling $54,922. All of the revenues were derived from license fees received from licensees of DiscGuard.

      Research and development costs for the year ended December 31, 1998 were $1,032,253 as compared to $967,155 for 1997. Research and development costs in 1998 were expended in developing improved versions of DiscGuard following its commercial introduction in February 1998.

      Sales and marketing expenses for the year ended December 31, 1998 were $1,837,931 as compared to $1,421,496 for 1997. This increase reflects our intensified marketing activities when DiscGuard became commercially available in the first quarter of 1998.

      General and administrative expenses for the year ended December 31, 1998 were $2,308,688 as compared to $1,395,984 for 1997. The increase in general and administrative spending was primarily due to increased staffing, public relations and professional fees relating to a proposed secondary public offering of common stock in July 1998.

      Operating expenses include $1,305,000 of stock-based compensation for the year ended December 31, 1998 and $1,173,000 for 1997.

      Interest expense for the year ended December 31, 1998 increased to $410,715 as compared to $113,445 during 1997 to the increase in debt financing activity in the year. Included in interest expense is non-cash amortization of note discount in the amount of $272,009 for the year ended December 31, 1998. Note discounts were imputed to reflect the equity component of the related financings.

      Interest income was $3,413 for the year ended December 31, 1998 as compared to $42,069 for 1997. The decrease was a result of higher average cash holdings during 1997.

      We reported a net loss for the year ended December 31, 1998 of $5,578,540, or $(1.54) per share on a basic and diluted basis, as compared to a net loss of $4,119,612, or $(1.35) per share for the year ended December 31, 1997.

Liquidity and Capital Resources

      At June 30, 1999, we had cash of approximately $120,000, representing an increase of approximately $74,500 over December 31, 1998. During the six months ended June 30, 1999 we used net cash for operations of $796,166 as compared to $1,323,996 for the same period in 1998.

      We have curtailed expense in many areas, including reductions in personnel. We believe that ongoing investment in research and development activities and marketing, especially to software publishers, will be critical to our ability to generate revenue and operate profitably. We anticipate that we will continue to expend significant funds in research and development activities and marketing.

      In May 1999, we issued $1.0 million in aggregate principal amount of our 10% Convertible Debentures due April 30, 2001. The Debentures were issued pursuant to an agreement which provides that, subject to certain conditions, the Debentures holders will purchase an additional $1.0 million in aggregate principal amount of 10% Debentures not later than five days after the effective date of this prospectus (of which $0.4 million was pre-funded in July 1999).


Liquidity and Capital Resources


      We have approximately $1.5 million in aggregate principal amount of indebtedness currently due and payable together with interest thereon. At August 31, 1999, the holders of an aggregate of $562,500 in principal amount of such indebtedness had agreed to extend the maturity thereof until various dates from April through July 2000. We are attempting to obtain similar extensions from the holders of the balance of such indebtedness. There can be no assurance that any extensions will be granted with regard to all or any part of such balance. We will need to obtain additional financing or otherwise reallocate our available funds in order to repay any amount of such indebtedness as to which no extension is granted.


      If we receive extensions with respect to the entire balance of such indebtedness, we anticipate that cash on hand, together with the net proceeds (after deducting approximately $112,000 in fees and commissions) from the sale of an additional $1.0 million in principal amount of our 10% Convertible Debentures due April 30, 2001 not later than five days after the effective date of this prospectus (of which $400,000 has been pre-funded), will allow us to bring certain suppliers and vendors current and to maintain operations through November 1999. Thereafter, from December 1999 through December 2000, we will need additional financing of at least $4.6 million of investment capital, funding by strategic partner(s) or operating revenues to continue operating, pay suppliers and other creditors and retire an aggregate of $1.9 million in outstanding principal amount of indebtedness other than the Debentures. We are currently reviewing possible private sales of equity or debt with equity features and arrangements with strategic partners. We have no commitments for any such financing and there can be no assurance that we will obtain additional capital when needed or that any such additional capital will not have a dilutive effect on current stockholders.

Year 2000 Issues

      Background

      Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because these systems may have been developed using two digits rather than four to determine the applicable year. For example, computer systems that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements.

      State of Readiness


      Our business depends on the operation of numerous systems that could potentially be affected by Year 2000 related problems. Those systems include, among others:


      o hardware and software systems that we use internally in the management of our business;

      o     software products that we have developed;

      o     the internal systems of our customers and suppliers; and

      o non-information technology systems and services that we use in the management of our business, such as telephone systems and building systems.

      Based on an analysis of the systems potentially affected by conducting business in the twenty-first century, we are applying a phased approach to making such systems, and accordingly our operations, Year 2000 ready. Beyond awareness of the issues and scope of systems involved, the phases of activities in progress include:

      o an assessment of specific underlying computer systems, programs and/or hardware;

      o     rededication or replacement of Year 2000 non-compliant technology;

      o     validation and testing of technologically Year 2000 ready solutions;
            and

      o     implementation of the Year 2000 ready systems.

      The table below provides the status and timing of these phased activities:

Affected Systems                          Status
----------------                          ------

Software                                  Assessment completed; conducting
products that we                          ongoing validation and testing
license or sell                           (see details below)

Hardware and software                     Assessment completed;
systems that we use                       certain components replaced;
                                          conducting validation and testing

Internal systems of our                   Assessment not yet completed
customers and suppliers


Non-information technology systems        No assessment made
and certain services that we use in the
management of our business,
internal and external, such as telephone systems and building systems


      Product Status

      DiscGuard is not date or time sensitive. We have tested and verified DiscGuard as Year 2000 ready. Year 2000 readiness does not include the performance or functionality of third party products, including hardware or software with which DiscGuard interfaces.

      Costs to Address Year 2000 Readiness

      We have expensed as incurred all costs directly related to Year 2000 readiness, even in cases where non-compliant information technology systems have been replaced. To date, these costs have been insignificant. The replacement cost of non-information technology systems would have been incurred, regardless of the Year 2000 issue.

      We do not believe that future expenditures to upgrade internal systems and applications will have a material adverse effect on our business, financial condition and results of operations. In addition, while the potential costs of redeployment of personnel and any delays in implementing other projects is not known, the costs are anticipated to be immaterial.

      Risks of Year 2000 Issues


      We believe that DiscGuard is Year 2000 ready; however, success of our Year 2000 readiness efforts may depend on the success of our customers in dealing with their Year 2000 issues. We license DiscGuard to customers in several different industries--for example, to manufacturers of mastering equipment, replicators and software publishers--each of which are experiencing different issues with Year 2000 readiness. Customer difficulties with Year 2000 issues could interfere with the use of DiscGuard, which might require us to devote additional resources to resolve the underlying problems. If the problem is found to lie in DiscGuard, our business, financial condition and results of operations could be materially adversely affected.

      Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 ready. The costs of becoming Year 2000 ready for current or potential customers may result in reduced funds available to purchase and implement our products. In addition, we rely on various entities that are common to many businesses, such as public utilities. If these entities were to experience Year 2000 failures, our ability to conduct business would be disrupted.

      Although we believe that our Year 2000 readiness efforts are designed to appropriately identify and address those Year 2000 issues that are within our control, there can be no assurance that our efforts will be fully effective or that the Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. The novelty and complexity of the issues presented and our dependence on the preparedness of third parties are among the factors that could cause our efforts to be less than fully effective. Moreover, Year 2000 issues present many risks that are beyond our control, such as the potential effects of Year 2000 issues on the economy in general and on our business partners and customers in particular.

      Contingency Plans

      We have conducted an assessment of certain of our Year 2000 exposure areas in order to determine what steps beyond those identified by our internal review were advisable and no additional work was recommended. We do not presently have a contingency plan for handling Year 2000 issues that are not detected and corrected prior to their occurrence. Any failure by us to address any unforeseen Year 2000 issue could adversely affect our business, financial condition and results of operations. Any such occurrence could adversely affect our business.

                                    BUSINESS

Introduction

      We design, develop and market anti-piracy software technologies that provide encryption and copy protection for software applications distributed on CD-ROMs. Our proprietary product, DiscGuard, is designed to prevent unauthorized CD-ROMS from operating as intended. Our copy protection technologies are transparent to the legitimate end-user and do not require the user to install hardware "keys" or "dongles" on the user's desk top or to obtain an "unlock code" in order to run the protected application.

      Since our inception in 1994, we have focused on

      o     developing our proprietary anti-privacy technologies; and


      o in the last year, licensing a broad base of replicators, representing a significant percentage of the world replication market by disc volume, to use DiscGuard in their mastering equipment, thus enabling software publishers to have their DiscGuard-protected software mass-produced on CD-ROMs.

      With our manufacturing and replication infrastructure in place, since the first commercial release of DiscGuard in February 1998, we have begun marketing DiscGuard to software publishers, directly and through distributors. Approximately 24 software publishers market some or all of their titles on DiscGuard-protected discs, representing approximately 400,000 CD-ROMs and approximately 71 software titles.

      Our goal is to establish DiscGuard as the leading product in our target market of software-based CD-ROM copy protection for high-volume multi-media consumer software, including games, entertainment and reference software and other install-to-use applications.


Industry Background

      Losses related to the unauthorized reproduction and use of software and other electronic content present a continuing concern for software publishers. Illegal copies of widely recognized software programs can be frequently purchased in several parts of the world at retail prices that are a fraction of those prevailing in the United States and Western Europe. The 1999 Global Software Piracy Report (a May 1999 study conducted by International Planning and Research Corp. for the Business Software Alliance and Software & Information Industry Association) estimates that losses from the piracy of business software exceeded $11.4 billion worldwide in 1997 and $11 billion in 1998. This amount represents more than one of every three new business software applications. In the United States alone, total losses from the piracy of business software reached nearly $2.9 billion in 1998. Further, approximately 76% of business software applications used in Eastern Europe, and approximately 36% of the business software applications used in Western Europe, were illegally copied. The Interactive Digital Software Association, the trade group representing interactive entertainment software publishers, estimates that worldwide piracy of entertainment software cost U.S. based computer and game publishers $3.2 billion in 1998.

      The widespread use of CD-ROMs and other optical media exacerbates the consequences of piracy since CD-ROMs are capable of storing significantly more information than standard diskettes. Popular games, videos, educational materials, business and other professional applications are routinely distributed on CD-ROMs. According to Infotech Inc., a market research firm specializing in the optical media industry, content distributed on CD-ROMs and DVDs more than doubled between 1996 and 1998, and will exceed $75 billion by 2000. Such amounts represent estimated sales of approximately 1.6 billion units in 1998, and 2.4 billion units in 2000. Until recently, CD-ROM based applications have enjoyed some immunity from unauthorized reproduction due to the relatively high cost of the copying hardware. However, the wide availability and increasing affordability of CD recorders have greatly contributed to the increase in CD-ROM piracy. With a CD recorder, even the casual user can copy an unprotected application without significant impediment.

      Attempts by third parties to circumvent copy protection technologies have been and are expected to be a persistent problem, even in the face of the new United States Digital Millennium Copyright Act, which was signed in October 1998. The Act outlaws copy protection circumvention devices and technologies beginning in May 2000 and currently provides for both criminal and civil penalties for companies or individuals who import, produce or distribute devices designed to circumvent copy protection devices and technologies.

      Since prior laws to combat software piracy have not served as an effective deterrent, software publishers are seeking more effective methods to prevent the replication of unauthorized copies of their proprietary products. Software publishers presently use three primary strategies to protect content distributed on CD-ROMs, as follows.

      o Copy Protection prevents the unauthorized reproduction of CD-ROMs. Copy protection is a software solution designed to detect the difference between a legitimate copy and an unauthorized copy of the software application, and prevent the unauthorized copy from operating. We compete in the copy protection segment of the anti-piracy market.


      o Restricted Usage prevents the protected application from operating on more than one unit at the same time, but does not deter unauthorized reproduction. Included within this category are solutions which utilize a hardware component known as a "key" or "dongle." A dongle is a device that plugs into the computer and acts as a key to unlock the protected software. Dongles are typically provided directly to the software vendor and are frequently customized for particular software applications. We believe that the use of dongles presents significant operating difficulties and inconveniences for legitimate end-users. Dongles are not interchangeable among different applications, and require a separate key for each application, resulting in a "daisy chain" of dongles protruding out of the back of the computer. Due to its relatively high cost and inconvenience, the dongle is generally used in the United States only in high-end markets for expensive software, including scientific and computer-aided design software, although it is used more frequently outside the United States, particularly in Europe and Asia, for other applications. The use of dongles and other hardware components can be especially burdensome for high-volume, multi-media consumer software such as games, entertainment and reference software, and other install-to-use applications. Such software is not ordinarily installed onto a hard drive, but accessed from time to time from the CD-ROM. As a result, the dongle is needed each time the application is used.


      o Audit Trail protection does not prevent piracy or unauthorized copying of CDs and DVDs. Audit trail merely furnishes information identifying illegal use and perhaps the source of the illegal reproduction. Examples of this are holograms and watermarks.

      We believe that in 1998, only approximately 3.0 million of the 1.6 billion discs sold included some form of copy protection, and that sales of all CD-ROM copy-protection products was approximately $170 million. The CD-ROM copy protection market is currently dominated by companies that offer the use of a hardware device such as a key or dongle that plugs into the back of a computer as an anti-piracy strategy. We believe that piracy is a critical issue in the software and electronic content publishing industry and that, as a result, software publishers, especially in the games and multi-media segment of the software market, are increasingly demanding copy protection from replicators. We believe that the global market for CD-ROM copy protection for the high-volume, multi-media consumer software market, including games, designs and reference software, and other install-to-use applications, is currently undeveloped.

Our Solution -- DiscGuard

      We believe that copy protection offers software publishers the most effective solution to protect their products distributed on CD-ROMs and DVDs, while offering convenience and cost effectiveness to the software publisher and end-user. We believe that DiscGuard, our only commercially released product, provides a technologically superior, cost-effective, convenient, software-based anti-piracy solution for software distributed on CD-ROMs. DiscGuard distinguishes between an authentic CD-ROM and an unauthorized copy and controls the operation of the software on the DiscGuard protected CD-ROM. In particular, DiscGuard embeds an indelible and non-reproducible digital identification code or signature on CD-ROMs. Our technologies do not use keys or dongles or other hardware on the consumer's desktop.


      To protect a CD-ROM with DiscGuard, the software publisher first integrates its application with DiscGuard's proprietary detecting software. At the mastering facility, a DiscGuard-enhanced mastering machine adds a digital signature to the glass master that is used to mass-produce CD-ROMs. The remainder of the production process is the same as that for CD-ROMS that are not DiscGuard protected. When DiscGuard detecting software identifies a CD-ROM as authentic (that is, containing a signature), it will allow the software application to operate as intended. DiscGuard will prevent a copy that does not contain this signature from operating as intended. DiscGuard is intended to prevent both consumer copying and professional remastering and replication. DiscGuard does not prevent the unauthorized multiple installation of hard-drive copies.


Our Strategy


      Our goal is to establish DiscGuard as the leading product in our target market of software-based CD-ROM copy protection for high-volume multi-media consumer software, including games, entertainment and reference software and other install-to-use applications. To achieve this objective, the key elements of our strategy are to:


      o Continue to have DiscGuard Integrated into the Mastering Equipment of a Broad Base of Replicators of CD-ROMS. We intend to continue to license DiscGuard to leading mastering facilities and replicators and to support such mastering facilities and replicators.


      o Leverage Replicator Relationships and Increase Market Penetration among Software Publishers. We intend to license DiscGuard to an increasing number of software publishers, through direct marketing in the United States, Europe and the Middle East, through distributors in Asia, and through referrals from our licensed replicators. We may also seek a strategic alliance with an international marketing partner or increase our use of distributors in particular countries outside of Asia. We are targeting publishers of high-volume, multi-media consumer software such as games, entertainment and reference software, and other install-to-use applications.


      o Introduce New Product Applications. We intend to expand our technological base and extend DiscGuard protection to other segments of the software publishing industry. In addition, we believe that software developed for CD-ROM is beginning to migrate to DVDs, a format with much greater storage capacity than CD-ROMs. We anticipate that we will complete the development of a DiscGuard protection product for DVD's by the time DVD recorders become widely available, which we believe will occur over the next twelve to twenty-four months.

      o Pursue Royalty-Based Licensing Model. We are pursuing a royalty-based licensing model that results in a high margin, transaction-oriented business with recurring revenues. We typically license our technology under unit-based pricing schedules. Royalties and other fees are currently paid by software publishers and, to a lesser extent, by commercial replicators. We intend whenever feasible to continue to license our technologies to third parties for unit or transaction-based royalties and fees.

      o Protect Patent Position. We believe that our future success will depend, in part, on the continued protection or our proprietary technologies. We have applied for patents to protect our copy protection technologies and intend to pursue patent protection aggressively.

      o Expand and Maintain Customer Support. We intend to expand and maintain our customer service capability as the number of our licensed publishers grows. To date, we have been able to provide satisfactory service and support to the relatively small number of our licensed publishers.

Customers

      Our efforts to date have largely been devoted to integrating DiscGuard into the mastering equipment of a broad base of licensed replicators, in order to provide our licensed publishers with a broad base of DiscGuard-licensed replicators. This, in turn, required us to ensure that DiscGuard was licensed to leading mastering equipment manufacturers in order to integrate DiscGuard into the mastering interface system used by leading replicators. In February 1998, we began marketing to software publishers.

      Mastering Equipment Manufacturers

      In order to produce DiscGuard-enhanced CD-ROMs, modifications to the laser optics system of CD-ROM mastering equipment are required. In October 1997, we signed an agreement with Doug Carson & Associates, Inc. to permit DCA to integrate DiscGuard into its mastering interface system (or MIS) for sale to replicators. The MIS is a key component of the mastering equipment used by replicators to produce the glass masters which are, in turn, used to mass-produce CD-ROMs and DVDs. Under this agreement, we granted DCA an exclusive, non-transferable, royalty free world-wide license, originally through December 31, 1998. Because DCA sold or upgraded a minimum number of units of the version of its MIS that supports DiscGuard prior to December 31, 1998, the exclusive license was extended until December 31, 1999. Under this agreement, DCA must use its best efforts to sell DiscGuard-enhanced units. We believe that DCA's MIS is installed in over 50% of the world's mastering equipment. We believe that our relationship with DCA has facilitated the commercial adoption of DiscGuard by making DiscGuard readily available to a broad base of replicators. Although our relationship with DCA is important, we believe that, if our exclusive license to DCA is not renewed or if our relationship with DCA is otherwise terminated, we will be able to establish relationships on acceptable terms with one or more other significant manufacturers of mastering equipment. We also believe that DiscGuard is or could readily be made compatible with the MIS of the other leading manufacturers, and that the MIS of the other manufacturers is, in turn, compatible with the mastering equipment of our existing DiscGuard-licensed replicators.

      Mastering and Replicators

      Our goal is to ensure that DiscGuard remains licensed to a significant number of replicators so that software publishers will continue to have access to DiscGuard from a conveniently located, regional replicator. We believe that the replication industry is characterized by thin margins and intense competition, and that DiscGuard provides added value to replicators by allowing them to offer an anti-piracy option to their software publishing customers. DiscGuard is currently available through several leading mastering and replication facilities.

      We authorize our licensed replicators to replicate DiscGuard-protected CD-ROMs for software publishers who have obtained the right to use DiscGuard directly from us or from an authorized distributor. Only a replicator that has purchased the DiscGuard option for its mastering equipment can offer DiscGuard protection to its customers. Licensed replicators of DiscGuard are required to report sales volumes of DiscGuard protected CD-ROMs to us. We have licensed the following replicators:

      o Nimbus CD International, Inc., a leading British CD manufacturer and replicator, has installed DCA's DiscGuard-enhanced MIS in its mastering equipment under a Development and OEM Licensing Agreement dated November 24, 1997 among DCA, Nimbus and us. Nimbus has a non-exclusive license to produce DiscGuard-protected CD-ROMs. The agreement has a five-year term which is automatically renewable for successive one-year periods unless either party gives notice of its desire not to renew the term. Under this agreement, Nimbus is obligated to pay us a percentage of the proceeds of any premium it charges on any DiscGuard-protected CD-ROM that Nimbus manufactures. Nimbus now offers DiscGuard protection to its software publishing clients in North America and Europe.

      o SKC Co. Ltd., the leading South Korean replicator, was granted a three-year license in July 1998 (currently non-exclusive) to integrate DiscGuard into SKC's mastering equipment and distribute DiscGuard-protected CD-ROMs in South Korea. SKC is obligated to pay us a per disc fee based on the number of DiscGuard-protected CD-ROMs it sells. SKC also distributes and promotes DiscGuard to software publishers in South Korea.

      o Sonopress Gmbh, a leading German mastering and replication company and the world's largest CD-ROM producer, entered into a sales and marketing agreement with us in February 1999. Sonopress's eleven plants throughout the world produce more than 2.5 million CDs daily. Sonopress promotes DiscGuard to its clients in the software publishing and CD-ROM replication industries. Sonopress can now master DiscGuard-protected applications at two of its eleven plants and replicate DiscGuard-protected applications at all eleven of its plants.

      We have also signed a Technology Evaluation Agreement with MPO Disque Compact, a leading French mastering and replication company, and are currently negotiating a license and marketing agreement with MPO.


      We are currently pilot testing DiscGuard with additional replicators and are actively marketing DiscGuard to other replicators, sometimes in conjunction with sales representatives of DCA. We believe that the continued success of our efforts to integrate DiscGuard in the mastering equipment of a broad base of replicators will be a key factor in whether DiscGuard becomes the market standard for software anti-piracy protection.

      Software Publishers

      As part of our marketing strategy, we attempt to demonstrate to software publishers that, for a relatively modest investment per disc, DiscGuard can offer anti-piracy protection and give them the opportunity to reduce the loss of sales related to the unauthorized reproduction of their products. Since early 1998, we have signed license agreements with approximately 24 software publishers pursuant to which we have licensed DiscGuard to protect some or all of their software applications from unauthorized replication. Our licensed publishers include Software Manufacturing Corporation Ltd., Hed-Artzi Multi-media Ltd. (the largest Israeli software publisher), Codemasters Software and Compedia Ltd. The agreements typically require the software publisher to pay a license fee for each CD-ROM produced with DiscGuard. To date, DiscGuard protects more than 400,000 CD-ROMs, representing more than 71 software titles.

      We are currently in various stages of pilot testing DiscGuard with a number of publishers. In pilot testing, the software publisher distributes a relatively small number of discs of a CD-ROM software title to evaluate the effectiveness of DiscGuard.

Marketing and Sales

      We currently market to the North American market directly through our offices in New York City and Campbell, California, and to the European and Middle Eastern markets from our offices in Israel. We market to Asia through distributors.

      In June 1998, we entered into a non-exclusive two-year distribution agreement with Eagle International Co., Ltd., under which Eagle will sell and market DiscGuard to software publishers and replicators in Japan. The agreement is automatically renewable for additional one-year periods unless terminated by either party. Eagle pays a fee for each disc sold with DiscGuard and for equipment sold based upon our suggested end-user list prices. In October 1998, we signed a distribution agreement with the China Intercontinental Communication Center, a government-authorized agency, to exclusively supply China's CD-ROM manufacturers and software publishers with DiscGuard. The Software and Information Industry Association estimates a $1.2 billion loss to China's software industry from software piracy in 1998. We are exploring the possibility of establishing relationships with additional software distributors.

      To maintain our focus on product development and to avoid the expense of establishing our own global sales and marketing staff, we do not anticipate significantly expanding our currently limited internal sales and marketing capability. Nevertheless, if we do not succeed in significantly increasing the number of licensed publishers generated through our existing marketing efforts, we may seek a strategic alliance with a partner with an international marketing capability, or increase our use of distributors in particular countries outside of Asia. We are not currently engaged in negotiations with any potential strategic partner and there can be no assurance that we will be able to identify a suitable partner or that, if so, we will be able to sign an agreement on acceptable terms.

Research And Development; New Products

      The software industry in general is characterized by rapid product changes resulting from new technological developments, performance improvements and lower production costs. Our research and development activities have focused on developing products responsive to perceived immediate market demands. We believe that our future growth in the software anti-piracy industry will depend in large part on our ability to develop and apply our proprietary technology and know-how. We believe that the key to establishing DiscGuard as an effective product for software-based CD-ROM copy protection lies in our ability to continually enhance and upgrade DiscGuard so as to stay ahead of the efforts of counterfeiters and hackers to circumvent our technology. To date, due a lack of funding, our research and development efforts in this regard have been responsive rather than pro-active. We believe, nevertheless, that DiscGuard continues to provide effective CD-ROM copy protection, and that our technology is intrinsically less susceptible to circumvention and counterfeiting than the other software technologies used by our competitors in the consumer, multi-media software copy protection market segment.


      DiscGuard is currently available for the Microsoft Windows family of operating systems (including Windows 98 and NT). We intend to expand DiscGuard's capabilities to include other operating systems, and to protect DVDs. Although no assurance can be given, we believe that we will complete the development of DiscGuard protection for DVDs by the time DVD recorders become widely available. The DVD format is expected by industry experts to be superior to CD-ROM since the DVD format provides a very accurate playback of the original digital format recording. Additionally, one DVD can contain the same amount of data that seven to eight CDs currently contain. Industry experts believe that in the future, one DVD will be able to hold the same amount of data currently contained on 30 to 40 CDs. We are currently exploring the possibility of adapting our DiscGuard technology for use in preventing the unauthorized copying of audio CD-ROM discs. There can be no assurance that we will be able to do so or that, if we do, we will be able to successfully commercialize the resulting technology.


      Our Israeli subsidiary has received a grant of $210,000 from the Chief Scientist of the State of Israel. We pay royalties to the Chief Scientist on proceeds from the sale of products derived from the research and development funded by the grant at the rate of 3% of the sales revenue for the first three years of such sales, 4% for the following three years, and 5% thereafter, up to a maximum of 100% of the grant. Our obligation to pay royalties to the Chief Scientist is limited to the amount of the grant received and is linked to the exchange rate of the dollar and the New Israeli Shekel. The Chief Scientist places certain restrictions on companies that receive funding relating to the transfer of know-how. We believe that these restrictions and obligations will not have a material adverse effect on our operations since we do not presently anticipate transferring ownership of the technology developed by us to third parties. The restrictions do not apply to the exports from Israel of products developed with such technologies.


      From the date of inception through June 30, 1999, we have expended approximately $3.0 million on research and development activities, including approximately $1.0 million for the year ended December 31, 1998, and approximately $364,000 for the six months ended June 30, 1999. We expect to maintain our research and development expense at approximately the current level for the foreseeable future.


      We are a member of the Software and Information Industry Association and of the Israeli Export Institute.

Competition

      The CD-ROM copy protection industry is extremely competitive. Our primary competitors include companies with substantially greater financial, technological, marketing, personnel and research and development resources than ours. There can be no assurance that we will be able to compete successfully in this market. In particular, certain companies, such as C-Dilla Limited, Sony DADC Austria AG, MLS LaserLock International Inc. and Link Data Security, claim to provide comprehensive optical media-based anti-piracy protection. Two of these competitors have relationships with DCA to make their products available. The copy protection products of C-Dilla, for example, are based on a technology which attempts to prevent unauthorized copying by encoding a disc with unreadable "bad sectors." This alternate copy-protection technology may prove to be more successful than DiscGuard, which embeds a digital signature in authorized discs and is designed to prevent discs which lack the signature from operating as intended. In addition, Rainbow Technologies Inc. and Aladdin Knowledge Systems Ltd. each have an established installed product base in the market for hardware key-based software copy protection products and could expand into our target market of copy protection products for consumer software contained on optical media such as CD-ROMs. There can be no assurance that other software companies will not enter the market in the future. Many of our competitors have existing relationships with major software developers in the United States, some of which are dominant software producers worldwide, and those existing relationships may impede our ability to sell our products to those customers and expand our market share. For example, C-Dilla has been acquired by Macrovision Corporation, a leader in the market for video security technology and products. There can be no assurance that we will be able to continue developing products with innovative features and functions, or that development by others of similar or more effective products will not render our products or technologies noncompetitive or obsolete.

Proprietary Rights

      We currently rely on a combination of trade secret, copyright and trademark law, as well as non-disclosure agreements and invention-assignment agreements, to protect the technologies used in our products and other proprietary information. In addition, we have filed patent applications in the United States and Israel and under the Patent Cooperation Treaty with respect to the technology underlying DiscGuard. There can be no assurance that any patent will be issued or that our proprietary technology will remain a secret or that others will not develop similar technology and use such technology to compete with us.

      We believe that our software product is proprietary and are protected by copyright law, non-disclosure and secrecy agreements. We also rely on proprietary know-how and employ various methods, such as proper labeling of confidential documents and non-disclosure agreements, to protect our processes, concepts, ideas and documents associated with proprietary products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation.

      We believe that product recognition is an important competitive factor. Accordingly, we intend to promote the DiscGuard trademark in connection with our marketing activities. We have filed an application for the DiscGuard trademark in the United States and Canada. An application with the Community Trademark Office for the trademark rights to DiscGuard was recently denied. We are considering the possibility of applying for the trademark in certain European countries. There can be no assurance that prior registrations and/or uses of one or more of such marks (or a confusingly similar mark) do not exist in one or more of these jurisdictions, in which case we might thereby be precluded from registering and/or using such marks in such jurisdiction. Our use and registration rights with respect to any trademark do not ensure that we have superior rights to others that may register or use identical or similar marks on related goods or services.

      Our policy is to require our employees, consultants, and other advisors to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships with us. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship with us shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.

Employees

      We have 11 full-time employees, including seven in Israel and four in the U.S., including two in New York and two in California. None of our employees is covered by a collective bargaining agreement or is represented by a labor union. We have not experienced any organized work stoppages and considers our relations with our employees to be good.

      Our future performance depends highly upon the continued service of members of our senior management and of Dr. Baruch Sollish, our Vice-President-Research and Development, in particular. We believe that our future success will also depend upon our continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive, and there can be no assurance that we will be able to retain our key employees or attract, assimilate or retain the qualified personnel necessary for the development of its business.


Properties

      We lease a 4,860 square foot facility used in our research and development and administrative activities in Kfar Saba, Israel. The lease provides for a monthly rent of approximately $4,045 and an expiration date of May 31, 1999, subject to two optional annual renewals through May 2001. We have improved these facilities to meet the requirements of our research and development activities. We lease executive offices in New York City, comprised of 650 square feet leased at a monthly rental of $1,660 with a scheduled expiration date of June 30, 2002. We lease offices in Campbell, California which are used for sales and marketing. This lease is for 663 square feet at a monthly rental of $1,591 with an expiration date of January 31, 2000. We believe that these facilities are sufficient to meet the current and anticipated future requirements. We believe that we will be able either to renew our present leases or obtain suitable replacement facilities. In the opinion of management, our leased facilities in the United States are adequately covered by insurance. Our facilities in Israel are not insured.

Litigation

      In June 1999 we received notice from Biscount Overseas Ltd., a selling stockholder, threatening to commence litigation for damages suffered as a result of our failure to register shares of our common stock purchased by Biscount. Biscount alleges that we owe it $400,000, the full amount of its investment, plus approximately $60,000 in interest to date. We are attempting to settle this matter.

      Several suits have been filed and threats of litigation have been made against us and our Israeli subsidiary by various vendors and former employees for unpaid invoices and other amounts in an aggregate amount of approximately $147,000.

                              CONDITIONS IN ISRAEL

      The following information discusses certain conditions in Israel that could affect our Israeli subsidiary, TTR Technologies, Ltd. All figures and percentages are approximate. A portion of the information with respect to Israel presented hereunder has been taken from Annual Reports of the Bank of Israel and publications of the Israeli Central Bureau of Statistics.

Political Conditions


      Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. However, a peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and the Palestine Liberation Organization ("PLO")--Palestinian Authority representatives have been signed. In addition, Israel and several other Arab states have announced their intention to establish trade and other relations and are discussing certain projects. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. There can be no assurance as to whether or how the "peace process" will develop or what effect it may have upon us. Beginning in 1948, nearly all Arab countries formally adhered to a boycott of Israel and Israeli companies and, since the early 1950's of non-Israeli companies doing business in Israel or with such companies. Despite measures to counteract the boycott, including anti-boycott legislation in the United States, the boycott has had an indeterminate negative effect upon trade with and foreign investment in Israel. We do not believe that the boycott has had a material adverse effect on us, but there can be no assurance that restrictive laws, policies or practices directed toward Israel or Israeli businesses will not have an adverse impact on the operation or expansion of our business.


      Generally, all male adult citizens and permanent residents of Israel under the age of 54 are, unless exempt, obligated to perform certain military duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of the employees of our Israeli subsidiary currently are obligated to perform annual reserve duty. While our Israeli subsidiary has operated effectively under these and similar requirements in the past, no assessment can be made of the full impact of such requirements on us in the future, particularly if emergency circumstances occur.

Economic Conditions

      Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts, security incidents and for at least the five years preceding 1997, expansion. The Israeli government has, for these and other reasons, intervened in the economy by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates. The Israeli government periodically changes its policies in all these areas.

      The economic recession which began in 1997 continued during 1998, with a further decline in the rate of GDP growth and an increase in unemployment, despite a significant decrease in the balance of payments deficit and in the growth rate of the public sector deficit. These developments reflect the continued slow growth of domestic demand, the global economic slowdown, instability in international financial markets and continued tight fiscal and monetary policies aimed at maintaining economic stability and achieving budget deficit and inflation targets determined by the government. Other factors contributing to the continued economic slowdown were security and political uncertainty, and changes in the labor market, such as increases in the minimum wage and public sector employment.

      Despite improvements during 1998, Israel maintains a significant balance of payments deficit, primarily as a result of its defense burden, the absorption of immigrants, especially from the former Soviet Union, the provision of a minimum standard of living for lower income segments of the community and the maintenance of a minimum level of net foreign reserves. In order to finance this deficit, Israel must sustain an adequate inflow of capital from abroad. The major sources of the country's capital imports include U.S. military and economic aid, personal remittances from abroad, sales of Israeli government bonds (primarily in the United States) and loans from foreign governments, international institutions and the private sector.

Assistance From The United States

      The State of Israel receives significant amounts of economic and military assistance from the United States, averaging approximately $3 billion annually over the last several years. In addition, in 1992, the United States approved the issuance of up to $10 billion in loan guarantees during United States fiscal years 1993-1998 to help Israel absorb a large influx of new immigrants, primarily from the republics of the former Soviet Union. Under the loan guarantee program, Israel may issue up to $2 billion in principal amount of guaranteed loans each year, subject to reduction in certain circumstances. There is no assurance that foreign aid from the United States will continue at or near amounts received in the past. If the grants for economic and military assistance or the United States loan guarantees are eliminated or reduced significantly, the Israeli economy could suffer material adverse consequences.

Trade Agreements

      Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.


      Israel and the European Union concluded a Free Trade Agreement in July 1975 which confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years.


      In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area, under which most products received immediate duty-free status, and by 1995 all other tariffs and certain non-tariff barriers on most trade between the two countries were ultimately eliminated.

      On January 1, 1993, an agreement between Israel and EFTA, which at present includes Norway, Switzerland, Iceland and Liechtenstein, established a free-trade zone between Israel and the EFTA nations.

      In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China and nations in Eastern Europe, with which Israel had not previously had such relations.

Employees

      Our Israel subsidiary is subject to various Israeli labor laws and collective bargaining agreements between Histadrut and the federation of industrial employers. Such laws and agreements cover a wide range of areas, including hiring practices, wages, promotions, employment conditions (such as working hours, overtime payment, vacations, sick leave and severance pay), benefits programs (such as pension plans and education funds) and special issues, such as equal pay for equal work, equal opportunity in employment and employment of women. The collective bargaining agreements also cover the relations between management and the employees' representatives, including Histadrut's involvement in certain aspects of hiring and dismissing employees and procedures for settling labor disputes. Our Israel subsidiary continues to operate under the terms of Israel's national collective bargaining agreement, portions of which expired in 1994. Israeli employers and employees are required to pay predetermined sums to the National Insurance Institute, an organization similar to the United States Social Security Administration. These contributions entitle the employees to receive a range of medical services and other benefits. Certain employees of our Israel subsidiary are covered by individual employment agreements.

                                     MANAGEMENT

Directors and Officers

      Our directors, officers and key employees are as follows:

     Name                       Age              Position
     ----                       ---              --------

 Marc D. Tokayer ............   42  Chairman of the Board, Chief Executive
                                      Officer, President and Treasurer; and
                                      President and Director of our Israeli
                                      subsidiary


 Emanuel Kronitz ............   40  Chief Operating Officer

 Baruch Sollish .............   52  Director, Vice President-Research and
                                      Development, Secretary; Chief Technology
                                      Officer of our Israeli subsidiary

      All officers serve until the next annual meeting of directors and until their successors are elected and qualified.

      MARC. D. TOKAYER, has been Chairman of the Board of Directors, President, and Treasurer of TTR since he founded TTR in July 1994 and has been Chief Executive Officer of TTR since he resumed the position in January 1999. He has served as President and Chairman of the Board of Directors of TTR's Israeli subsidiary since its inception in December 1994.


      EMANUEL KRONITZ, has been the Chief Operating Officer of TTR since June 1, 1999. From January through May 1999 he served as CEO of Smart Vending Solutions Inc., a Delaware corporation, which developed a novel vending machine based on free access technology. From November 1997 through January 1999, he was president of Orgad Creations Ltd., an Israeli company engaged in the electroforming of gold jewelry. From January 1996 through November 1997, he was a Senior Investment Manager at Leumi & Co, Investment Bankers Ltd., an Israeli investment bank, where he was in charge of an investment portfolio of approximately 30 high-tech and industrial companies. Between January 1994 and December 1995, he was a Vice President of Business Development at the Elul Group, an Israeli high tech marketing and investment company, where he was primarily responsible for identifying and negotiating new business ventures. He received an LLB (law degree) from Bar Ilan University, Tel Aviv in 1983 and an MBA from York University in Toronto in 1988.


      BARUCH SOLLISH, PH.D, has been a Director of TTR since December 1994 and has served as Vice President--Research and Development and Secretary of TTR since September 1996. From June 1987 through December 1994, Dr. Sollish founded and managed Peletronics Ltd., an Israel software company, engaged primarily in the field of smart cards and software design for personnel administration, municipal tax authorities and billing procedures at bank clearance centers. Dr. Sollish holds six United States patents in the fields of electro optics, ultrasound and electronics and has published and lectured extensively. Dr. Sollish received a Ph.D. in Electrical Engineering from Columbia University in 1973.

      There are no family relationships between any of the above executive officers, and there is no arrangement or understanding between any of the above executive officers and any other person pursuant to which he was selected as an officer.

      Our Board of Directors is currently comprised of two Directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

      The Board of Directors has created a Stock Option Committee to administer our 1996 Stock Option Plan. This Committee is currently composed of Marc Tokayer.


      The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and to all other executive officers (the "Named Executive Officers") serving as such at the end of 1998 whose compensation exceeded $100,000 for fiscal 1998.

                             Summary Compensation Table

                                                                           Long Term Compensation
                                                                      -------------------------------
                                        Annual Compensation                    Awards          Payouts
                              -------------------------------------   -----------------------  -------
                                                                      Restricted   Securities
     Name and                                          Other Annual     Stock      Underlying     LTIP     All Other
Principal Position     Year    Salary       Bonus      Compensation     Awards       Options    Payouts  Compensation
------------------     ----    ------       -----      ------------     ------       -------    -------  ------------

Marc D. Tokayer        1998   $64,430      $12,019      $14,423(1)

Chairman,              1997    73,850        7,647       26,307(1)         0             0          0         0
President & CEO        1996    66,686       12,876       19,278(1)         0             0          0         0

Baruch Sollish         1998   $91,678      $42,015      $13,927(1)         0             0          0         0
Vice-President-        1997    99,931       50,000(2)    24,875(1)         0             0          0         0
Research and           1996    69,517            0       14,037(1)         0             0          0         0
Development

Steven L. Barsh        1998    93,334(4)         0            0            0       250,000(5)       0         0
Former Chief           1997         0            0            0            0             0          0         0
Executive Officer(3)   1996         0            0            0            0             0          0         0

----------

(1) Includes contributions to insurance premiums, car allowance and car expenses.
(2) Comprises a one-time payment made in consideration of Dr. Sollish's waiver of incentive bonus payments due to him under his employment agreement.
(3) Mr. Barsh's employment commenced in July 1998 and terminated as of January 1, 1999. See "Certain Relationships and Related Transactions."
(4) Reflects a reduction in annual salary from $210,000 to $70,000 in October 1998. See "Certain Relationships and Related Transactions."
(5) Reflects the exchange on October 20, 1998 of 250,000 options granted under the 1996 Stock Option Plan at an exercise price of $2 15/16 per share for 250,000 non-plan options with an exercise price of $15/16 per share. In July 1999 such options were exchanged for 150,000 shares of our common stock. See "Certain Relationships and Related Transactions."

                        Options Granted in Last Fiscal Year

    The following table sets forth certain information concerning options granted to the Named Executive Officers during 1998:

                Number of   % of Total
                 Shares       Options
               Underlying   Granted to    Exercise or     Market
                 Options     Employees    Base Price     Price on     Expiration
Name             Granted      in 1998      ($/Share)    Grant Date       Date
-----         ------------   ---------     ---------    ----------     ---------
Steven Barsh.. 250,000(1)       86%         $.93(1)     $.93(1)(2)        2007

----------
(1) Reflects the exchange on October 20, 1998 of 250,000 options granted under the 1996 Stock Option Plan at an exercise price of $2 15/16 per share for 250,000 non-plan options with an exercise price of $15/16 per share. In July 1999 such options were exchanged for 150,000 shares of our common stock. See "Certain Relationships and Related Transactions."
(2) Based on the closing price of the common stock ($.93) on October 20, 1998, as reported on the OTC Electronic Bulletin Board.

                 Aggregate Options Exercised in Last Fiscal year
                        and Fiscal Year End Option Values

      The following table sets forth information with respect to option exercises during the year ended December 31, 1998 and the number and value of options outstanding at December 31, 1998 held by the Named Executive Officers:

                                              Number of Shares
                                           Underlying Unexercised
                    Shares                       Options at
                   Acquired                   December 31, 1998       Value of Unexercised
                      on         Value        Exercisable ("E")      In-the-Money Options at
Name               Exercise     Realized     Unexercisable ("U")      December 31, 1998 (1)
----               --------     --------     -------------------      ---------------------
Steven Barsh ....      0           0           250,000(E)/0(U)               $48,750

----------
(1) Based upon the difference between the exercise price of such options ($.93) and the closing price of the common stock ($1.125) on December 31, 1998, as reported on the OTC Electronic Bulletin Board.

Stock Option Plans


      1996 Stock Option Plan. Our current policy is that all full time key employees be considered annually for the possible grant of stock options, depending upon employee performance. The criteria for the awards are experience, uniqueness of contribution and level of performance shown during the year. Stock options are intended to improve loyalty to the company and help make each employee aware of the importance of our business success.


      We have adopted our 1996 Incentive and Non-Qualified Stock Option Plan. The 1996 Option Plan provides for the grant to qualified employees (including officers and directors) of options to purchase shares of common stock. A total of 750,000 shares of common stock have been reserved for issuance upon exercise of stock options granted under the 1996 Option Plan.


      The 1996 Option Plan is administered by a Stock Option Committee of the Board of Directors. The Committee consists of Mr. Tokayer. Members of the Committee are not eligible for awards. The Committee has discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the 1996 Option Plan. Options granted under the 1996 Option Plan may be non-qualified stock options or Incentive Stock Options (an option which qualifies under Section 422 of the Internal Revenue Code) but in any case the exercise price of options granted may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is an Incentive Stock Option to an employee who owns more than 10% of the outstanding common stock). Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Stock Option to any employee who owns more than 10% of the outstanding common stock). The Committee may, in its discretion (i) accelerate the date or dates on which all or any particular option or options granted under the 1996 Stock Plan may be exercised, or (ii) extend the dates during which all, or any particular, option or options granted under the 1996 Stock Plan may be exercised, provided, that no such extension will be permitted if it would cause the 1996 Option Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended. Except as otherwise determined by the Committee at the date of the grant of the option, and subject to the provisions of the 1996 Option Plan, an optionee may exercise an option at any time within one year (or within such lesser period as may be specified in the applicable option agreement) following termination of the optionee's employment or other relationship with us if such termination was due to the death or Disability (as defined) of the optionee but in no event later than the expiration date of the Option. Except as otherwise determined by the Board of Directors or the Committee at the date of the grant of an Option, if the termination of the optionee's employment or other relationship is for any other reason the Option will expire immediately upon such termination. Options granted under the 1996 Option Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the 1996 Option Plan, shares subject to canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

      As of August 31, 1999, 423,700 options to purchase shares of common stock were outstanding under the 1996 Option Plan.


      Non-Executive Directors Stock Option Plan. We adopted our 1998 Non-Executive Director Stock Option Plan in July 1998 to provide an incentive for attracting and retaining on our Board the service of qualified individuals who are not otherwise employed by us or any subsidiary.


      The Directors Plan is administered by the Board of Directors. We have reserved 25,000 shares of common stock under the Directors Plan for issuance upon the exercise of stock options. Options are exercisable upon the date of grant and expire five years from the date of grant. Upon termination of any director, the options expire within two months of such termination. The exercise price of the option will be the fair market value of the Common Stock on the date of the grant of the option. The number of options and prices at which they are exercisable are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. No options may be granted under the Directors Plan after July 2008. As of August 31, 1999, no options were outstanding under the Directors Plan.

Employment Agreements

      Our Israeli subsidiary signed an employment agreement in August 1994 with Marc Tokayer, pursuant to which Mr. Tokayer is employed as its General Manager for a term which is automatically renewable from year to year unless either party gives notice of termination at least 90 days prior to the current expiration date. Mr. Tokayer receives an annual salary of $74,232, subject to increase and the grant of a performance bonus in the Board's discretion. If Mr. Tokayer is terminated other than for engaging in willful misconduct or acts of bad faith or conviction of a felony, he will be entitled to continue to receive his salary and benefits for an additional 12 months, subject to certain limitations.

      We signed an employment agreement with Emanuel Kronitz as of June 1, 1999, pursuant to which Mr. Kronitz is employed as our Chief Operating Officer. The agreement is for a term of one year and is automatically renewable for additional one year terms, unless terminated by either party upon 90 days prior notice. Mr. Kronitz is paid a monthly salary of $5,000 plus benefits and was granted options under the 1996 Option Plan to purchase 235,000 shares of our common stock, at an exercise price of $0.01 per share, which options vest in equal monthly installments over three years.

      Our Israeli subsidiary entered into an employment agreement with Dr. Baruch Sollish in December 1994, pursuant to which Dr. Sollish is employed as Director of Product Research and Development of TTR Israel. The agreement is renewable from year-to-year, subject to termination by either party on not less than 60 days notice prior to the end of any calendar year. Dr. Sollish receives an annual base salary of $91,678 subject to increase and the grant of a performance bonus in the Board's discretion. In March 1997, in consideration of Dr. Sollish's waiver of certain incentive bonus payments due payable to him under the agreement based on revenues from certain products, Dr. Sollish received a one-time bonus payment of $50,000.

      Each of the executives with an agreement has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

Report on Repricing of Options

      In connection with the termination of Steven Barsh as our Chief Executive Officer, the Board of Directors approved the exchange of 250,000 options granted to Mr. Barsh under the 1996 Stock Option Plan at an exercise price of $2 15/16 per share, the fair market value of the common stock on the date of the original grant, for 250,000 immediately exercisable, non-plan options with an exercise price of $15/16 per share, the fair market value of the common stock on October 20, 1998, the effective date of the exchange. In approving the exchange and the repricing of the non-plan options granted in exchange for the plan options surrendered, the Board based the repricing on a comparison of the fair market value of the common stock on the date of the original grant to its fair market value on the date of the exchange and on the desirability of effecting a settlement with Mr. Barsh. See "Certain Relationships and Related Transactions."

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In June 1998 Mr. Tokayer and The Tokayer Family Trust waived their rights to 750,000 shares of Common Stock which had been placed in escrow and were subject to release upon our achieving certain revenue or stock price levels. Such shares have been returned to treasury and cancelled.

      In February 1999, we issued to Dr. Sollish 50,000 vested options.

      In June 1999, we granted 235,000 options under the 1996 Stock Option Plan to Emanuel Kronitz, our Chief Operating Officer. Subject to Mr. Kronitz's continued employment with us, these options vest in 36 equal monthly installments and have a nominal exercise price. We have agreed to register, and Mr. Kronitz is offering for sale, under this prospectus 78,333 of the shares issuable upon exercise of such options, representing the number of shares expected to vest during the first year of his employment.

      Marc D. Tokayer, Chairman of the Board, The Tokayer Family Trust, Baruch Sollish, Director, and four other stockholders with an aggregate of 1,137,430 shares of common stock, entered into a voting arrangement dated August 10, 1996, whereby they agreed to vote their respective shares to elect directors and in support of positions favored by a majority of the shares held among them. This arrangement was terminated in July 1999.


      We signed an employment agreement in July 1998 with Mr. Steven L. Barsh pursuant to which Mr. Barsh was employed as Chief Executive Officer through January 1999. Under the agreement, Mr. Barsh received an annual salary of $210,000 and pursuant to the 1996 Stock Option Plan, we issued to him 250,000 stock options which were to vest equally over a five-year period, and have an exercise price of $2-15/16 per share. In October 1998, Mr. Barsh agreed to accept $70,000 per annum and to defer payment of the balance owed until such time as we raised $3,000,000. In connection with the salary adjustment, Mr. Barsh returned the options issued to him, and we issued to Mr. Barsh, on October 20, 1998, non-plan options for 250,000 shares of common stock, with an exercise price of $15/16 per share. Mr. Barsh resigned effective February 12, 1999. The employment agreement provided that we would owe Mr. Barsh salary and benefits for six months following his resignation. We also owed Mr. Barsh approximately $40,000 in unreimbursed expenses and $60,000 in unpaid salary earned prior to his resignation. In consideration of the waiver by Mr. Barsh of the amounts owed to him and in settlement of a dispute as to the number of stock options to which he was entitled, in July 1999 we issued to Mr. Barsh 150,000 shares of common stock and Mr. Barsh waived his rights and released his claims to the 250,000 options previously issued to him, which options have been cancelled. Mr. Barsh is offering the 150,000 shares for sale pursuant to this prospectus. Mr. Barsh has agreed not to sell more than 10% of such shares in any 30-day period.

      Our Israeli subsidiary signed a three-year employment agreement in July 1996 with Arik Shavit, pursuant to which Mr. Shavit was employed as President and General Manager. Pursuant to the agreement, Mr. Shavit received an annual salary of $110,628, subject to adjustment, and was issued options to purchase an aggregate of 217,473 shares of common stock. The options are exercisable for a price of $.01 per share until September 2006, subject to a vesting schedule pursuant to which 72,491 and 48,328 options vested in September 1997 and 1998, respectively, and 48,327 options vest in each of September 1999 and September 2000. Effective December 1, 1998, Mr. Shavit resigned from all positions he held with us and our Israeli subsidiary. In connection with his resignation, we signed an agreement pursuant to which Mr. Shavit is to continue to receive the salary and benefits received at the time of his resignation through September 1999. Additionally, warrants for 48,326 shares which would have otherwise vested in September 2000 were terminated. To date, Mr. Shavit has exercised options for 128,872 shares. Mr. Shavit and we released each other from any claims arising prior to his termination, except that Mr. Shavit's obligations respecting confidentiality, non-competition and non-solicitation remain in effect for one year following his termination. In consideration of Mr. Shavit's waiver of certain amounts owed to him under the separation agreement, we agreed to vest his remaining 40,273 options and to register the shares issuable upon the exercise thereof for sale under this prospectus. Mr. Shavit has agreed that he will not sell more than 25,000 shares during the 180 days after the effective date of this prospectus. See "Plan of Distribution."

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table provides information as of August 31, 1999 concerning the beneficial ownership of our common stock by (i) each director, (ii) each of the Named Executive Officers, (iii) each stockholder (or group) known by us to be the beneficial owner of more than 5% of its outstanding common stock, (iv) the directors and officers as a group and (v) each selling stockholder.

                                                                                                     Common Stock to be
                                                                                                 Beneficially Owned if All
                                                                                                      Shares Offered
                                              Shares of                            Shares           Hereunder Are Sold
Name of                                     Common Stock            Percent of    Offered        -------------------------
Beneficial Owner(1)                      Beneficially Owned(1)       Class(2)      Hereby        Shares(3)   Percent(2)(3)
-------------------                      ---------------------       --------      ------        ---------   -------------
Wall & Broad Equities, Inc. .........      1,300,000(4)                18.71      1,300,000              0              0
Blumfield Investment Inc. ...........        837,209(5)(6)             12.91        837,209              0              0
Wayne Invest & Trade Inc. ...........        837,209(5)(6)             12.91        837,209              0              0
Burstein & Lindsay Securities Corp. .        837,209(5)(6)             12.91        837,209              0              0
Madison Trading .....................        837,209(5)(6)             12.91        837,209              0              0
Marc D. Tokayer(7) ..................        618,547(8)                10.95              0        618,547          10.98
L&H Foundation ......................        418,605(9)(6)              6.90        418,605              0              0
Econor Investment Corporation .......        418,605(9)(6)              6.90        418,605              0              0
K & D Equities, Inc. ................        400,000(4)                 6.61        400,000              0              0
Jarvis Developments Limited .........        287,426                    5.09        287,426              0              0
Machtec Ltd. ........................        200,000                    3.54        200,000              0              0
Arik Shavit .........................        169,145(10)                2.91         40,273        128,872           2.23
Dalimore Consulting Limited .........        150,758                    2.67        150,758              0              0
Steven L. Barsh .....................        150,000                    2.66        150,000              0              0
Baruch Sollish(7)(11) ...............        150,000                    2.66              0        150,000           2.66
Solomon Mayer .......................         99,500(12)                1.75        134,500              0              0
Yeshiva Darchei Torah (Rabbis Fund) .         84,500(12)                1.49         84,500              0              0
Biscount Overseas Ltd. ..............         77,000(13)                1.36         33,000         44,000              *
Parnell Limited .....................         75,000                    1.33         75,000              0              0
Mylock Holdings Inc. ................         74,500(12)                1.31         74,500              0              0
Yaakov Bender .......................         53,191                       *         53,191              0              0
Yeshiva Darchei Torah (Building Fund)         53,191                       *         53,191              0              0
Abraham Stephansky ..................         51,637                       *         51,637              0              0
CYGNI S.A ...........................         50,000                       *         50,000              0              0
Neve Yerushalayim ...................         43,750                       *         43,750              0              0
Mordecai Lerer ......................         40,000                       *         40,000              0              0
Bnos Bais Yaaakov ...................         38,096(14)                   *         38,096              0              0
Emanuel Kronitz(7) ..................         32,639(4)                    *         32,639              0              0
Mitchell Hirth ......................         26,596                       *         26,596              0              0
Plans Inc. ..........................         25,000(4)                    *         25,000              0              0
Cherson Ltd. ........................         23,000(4)                    *         23,000              0              0
Catamaran Corp. .....................         23,000(4)                    *         23,000              0              0
Wayne M. Wilde Revocable Trust ......         23,000(4)                    *         23,000              0              0
Rivka Perlstein .....................         23,000(4)                    *         23,000              0              0
Abraham & Barabara Stefansky ........         17,613                       *         17,613              0              0
Yitzchak Stefansky ..................         15,682                       *         15,682              0              0
Philip Kenneth Wood .................         14,000(15)                   *         14,000              0              0
Ralph Cotton ........................         11,500(4)                    *         11,500              0              0
Leon Goldstein ......................         11,500(4)                    *         11,500              0              0
Earl Freeman ........................         11,500(4)                    *         11,500              0              0
K. David Isaacs .....................         11,500(4)                    *         11,500              0              0
Donald K. Currie ....................         11,500(4)                    *         11,500              0              0
Ralph Falk ..........................         11,500(4)                    *         11,500              0              0
Murray Kimmel .......................         11,500(4)                    *         11,500              0              0
Judith Wohlberg .....................         11,500(4)                    *         11,500              0              0
Robert D. Zucker ....................         11,500(4)                    *         11,500              0              0

                                                                                                     Common Stock to be
                                                                                                 Beneficially Owned if All
                                                                                                      Shares Offered
                                              Shares of                            Shares           Hereunder Are Sold
Name of                                     Common Stock            Percent of    Offered        -------------------------
Beneficial Owner(1)                      Beneficially Owned(1)       Class(2)      Hereby        Shares(3)   Percent(2)(3)
-------------------                      ---------------------       --------      ------        ---------   -------------
Lawrence & Karen Dalessandri ........          7,000(16)                   *          7,000              0              0
PJ Realty Trust .....................          7,000(16)                   *          7,000              0              0
Tom McCann IRA CIBA Oppenheimer
  Corp., as Cust. ...................          7,000(16)                   *          7,000              0              0
Sarki Galbut ........................          7,000                       *          7,000              0              0
Estee Margules ......................          7,000                       *          7,000              0              0
Shana Margules ......................          7,000                       *          7,000              0              0
Rena Margules .......................          7,000                       *          7,000              0              0
Raphael Margules ....................          7,000                       *          7,000              0              0
Jack's Coffee House Inc. ............          5,750(4)                    *          5,750              0              0
Rothschild & Banks, Inc. ............          5,750(4)                    *          5,750              0              0
William T. Grifffin .................          5,750(4)                    *          5,750              0              0
Tim Martin ..........................          5,750(4)                    *          5,750              0              0
Abe Katzman .........................          2,875(4)                    *          2,875              0              0
Eliot Brody .........................          2,000                       *          2,000              0              0
All directors and officers,
  as a group (3 persons) ............        801,106(17)               12.43         78,333(17)    768,547          11.98
----------


*     Indicates less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) For purposes of calculating the percentage of outstanding shares held by each person named below, any shares which such person has the right to acquire within 60 days after the date of the information in the table (or later with respect to the persons subject to notes 5 and 9 below) are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person. For purposes of presentation in this table, the 9.99% limit referred to in notes 5 and 9 below has been disregarded.

(3) Assumes the sale of all of the shares offered hereby. We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part for two years following the date of this prospectus.


(4) Represents shares issuable upon the exercise of warrants or options. Warrants held by Wall & Broad Equities, Inc. for 1.3 million shares have a nominal exercise price.


(5) Represents (i) shares issuable upon conversion of the entire $400,000 in aggregate principal amount of 10% Convertible Debentures due April 30, 2001 held by the selling stockholder, based on an assumed conversion price of $.86, together with interest thereon accrued through the maturity date thereof, and (ii) 279,070 shares issuable upon the exercise of Warrants issuable upon conversion of the Debentures at such assumed conversion price.

(6) We are registering 200% of the total number of all such shares. In accordance with the terms of the Debentures, the assumed conversion price reflects the average of the closing trading prices of the common stock on the three days during the 30 day period preceding May 19, 1999, the initial closing date of sales of the Debentures, on which the closing price of the common stock was lowest. The actual conversion price will be based on a formula stated in the Debentures and may be higher or lower than the assumed price. As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after the date of this prospectus. However, the terms of the Debentures and Warrants of this selling shareholder specify that the shareholder can not convert the Debentures or exercise its Warrants to the extent that such conversion or exercise would result in the selling shareholder and its affiliates beneficially owning more than 9.99% of our then outstanding common stock. Thus, although some of the shares listed in the table might not be subject to purchase by the selling shareholder during that 60 day period, they are nevertheless included in this table. The actual number of shares of common stock issuable upon the conversion of the Debentures and exercise of the Warrants is subject to adjustment and could be materially less or more than the number estimated in the table. This variation is due to factors that cannot be predicated by us at this time. The most significant of these factors is the future market price of our common stock.

(7) The address of such person is c/o TTR Technologies Ltd., 2 Hanagar Street, Kfar Saba, Israel.


(8) Includes 324,274 shares held by The Tokayer Family Trust. Mr. Tokayer's wife is the trustee and Mr. Tokayer's children are the income beneficiaries of the Trust. Mr. Tokayer disclaims beneficial ownership of all such shares. Does not include 15,000 shares issuable upon exercise of options held by Gershon Tokayer, Mr. Tokayer's brother, as to which shares Mr. Tokayer disclaims beneficial ownership.

(9) Represents (i) shares issuable upon conversion of the entire $200,000 in aggregate principal amount of 10% Convertible Debentures due April 30, 2001 held by this selling stockholder, based on an assumed conversion price of $.86, together with interest thereon accrued through the maturity date thereof, and (ii) 139,535 shares issuable upon the exercise of Warrants issuable upon conversion of the Debentures at such assumed conversion price.

(10)  Includes 40,273 shares issuable upon exercise of warrants.

(11)  Includes 50,000 shares issuable upon exercise of options.

(12)  Includes 34,500 shares issuable upon exercise of warrants.

(13)  Includes 33,000 shares issuable upon exercise of warrants.

(14)  Includes 11,500 shares issuable upon exercise of warrants.

(15)  Includes 4,000 shares issuable upon the exercise of warrants.


(16)  Includes 2,000 shares issuable upon the exercise of warrants.

(17) See notes 8 and 11 above. Includes 78,333 shares issuable upon the exercise of options held by Emmanuel Kronitz, of which 32,639 are currently exercisable.

                           DESCRIPTION OF SECURITIES

Common Stock


      We are authorized to issue 15,000,000 shares of common stock, $.001 par value per share, of which 5,616,921 shares were outstanding and held of record as of August 31, 1999, by approximately 142 shareholders of record and approximately 859 stockholders of our common stock whose stock is held in either nominee name or street name brokerage accounts. Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of common stock. Holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of common stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of common stock are able to elect all directors.


Preferred Stock

      We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. The shares of preferred stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority vested in it. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors.

Effect of Delaware Anti-takeover Statute

      We are subject to Section 203 of the DGCL (the anti-takeover law), which regulates corporate acquisitions. The anti-takeover law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the anti-takeover law, a "business combination" includes, among other things, a merger or consolidation involving us and the interested shareholder and the sale of more than 10% of our assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the anti-takeover law with an express provision in its original articles of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of our outstanding voting shares. We have not "opted out" of the provisions of the anti-takeover law.

Anti-takeover Effects of By-laws

      Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting or by written consent. Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the president, the board of directors, the Chairman of the Board, the President or the holders of a majority of all shares entitled to vote at the meeting.

Transfer Agent

      North America Transfer Co., 147 W. Merrick Road, Freeport, New York, is the transfer agent for our common stock.

Certain Limited Liability and Indemnification Provisions

      Pursuant to our Certificate of Incorporation and By-laws, as amended, our officers and directors shall be indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

Our obligations to Debenture Holders


      We are registering the shares offered hereby in order to satisfy our obligations to the holders of our 10% Convertible Debentures due April 30, 2001. Under a Securities Purchase Agreement and a related Registration Rights Agreement dated May 13, 1999 between us and the holders of the Debentures, we are obligated to register with the SEC 200% of the number of shares issuable on conversion of $2.0 million in aggregate principal amount of the Debentures plus interest thereon accrued through the maturity date thereof and 200% of the number of shares of common stock issuable upon exercise of the Warrants that are issuable upon conversion of the Debentures. We are also obligated to keep the Registration Statement of which this prospectus forms a part effective until the earliest of October 31, 2001, the date on which the Debenture holders may sell all shares registered on their behalf under this prospectus under Rule 144 of the Securities Act of 1933, as amended, or the date on which the Debenture holders no longer own any of those shares. The Debentures are convertible into shares of our common stock at a rate based on the lower of the closing trading prices of the common stock during certain specified periods prior to the closing date of the sale of the Debentures or the conversion date of the Debentures, subject to certain minimum conversion rates. We have the right to pay accrued interest in shares of our common stock at the same conversion price instead of cash. Upon conversion of the Debentures, the holders thereof will also receive Warrants to purchase a number of additional shares of common stock equal to 50% of the shares of common stock issued upon conversion of the Debentures, exercisable at a price per share equal to 120% of the conversion rate, subject to certain maximum exercise prices. The Warrants expire in April 2002. We are also registering 1,613,551 shares held by certain other selling stockholders and 2,224,981 shares issuable upon exercise of certain other warrants and options held by certain selling stockholders.


      The Securities Purchase Agreement between us and the Debenture holders provides as follows:


      We have agreed that we will not, without the prior consent of the Debenture holders, enter into any offer or sale of our common stock (or securities convertible into common stock) with any third party pursuant to a transaction which permits the sale of such common stock or convertible securities on any date which is earlier than 180 days after the effective date of this prospectus, provided that this restriction will not apply to (a) the issuance of securities (other than for cash) in connection with an acquisition, merger, consolidation, or a sale or disposition of assets, (b) the exchange of capital stock for assets, stock or other joint venture interests so long as any registration rights granted in connection with such action do not require the filing of a registration statement in respect of such stock or convertible securities prior to 180 days after the effective date of this prospectus, (c) the issuance of securities to a Strategic Partner (as defined) or (d) the issuance of securities under our 1996 Stock Option Plan or our Non-Executive Directors Stock Option Plan.


      Each of our directors and principal officers and their respective family members (including The Tokayer Family Trust) has signed a Principal's Agreement which provides that, without the prior consent of the Debenture holders in each instance, he will not sell or otherwise transfer or offer to sell or otherwise transfer (except in a private transaction in which the transferee agrees to be bound by the Principal's Agreement) any shares of common stock directly or indirectly held by him prior to 180 days after the date of this prospectus; provided, that 25,000 shares of common stock held by each of Marc D. Tokayer, Emmanuel Kronitz, Robert Friedman and Baruch Sollish are excluded from such restrictions.

      If we breach our obligations relating to any such third party transactions or the Principal's Agreements, the Conversion Rate (as defined in the Debentures) will be amended to be equal to (x) 90% of (y) the amount otherwise determined in accordance with the Debentures and the Debenture holders will be entitled to require us to immediately redeem all outstanding Debentures.


      If we are limited in the number of shares of common stock we may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of the principal securities market on which the common stock is listed or traded, including, but not limited to, NASDAQ, (a) we must take all steps reasonably necessary to be in a position to issue shares of common stock on conversion of the Debentures without violating such rules and regulations and
(b) if, despite taking such steps, we still cannot issue such shares of common stock without violating such rules and regulations, the holder of a Debenture which can not be converted as result of such rules and regulations shall have the option, (x) if permitted by the regulations, require us to issue shares of common stock at a conversion purchase price equal to the average of the closing price per share of common stock for any five consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the 60 trading days immediately preceding the date of notice of conversion or (y) require us to redeem each unconverted Debenture for an amount, payable in cash, determined pursuant to a formula provided in the Debentures.

      We have agreed that if, during the 270 day period after the date of this prospectus, we elect to enter into any transaction other than with a Strategic Partner for the sale of new common stock or securities convertible into common stock, we must offer the Debenture holders the right, pro rata to their respective holdings, to participate in all or any part of the proposed transaction on the same terms thereof.

      If we consummate such a transaction at any time prior to the 90th day after the effective date of this prospectus on terms providing for (x) either a sale price equal to or computed or based on, or a determination of a conversion price based on, a lower percentage of the then current market price than provided in the Debentures for determining the Conversion Rate through or a lower Base Price (however defined or computed) and/or (y) the issuance of warrants at an exercise price lower than that provided in the Warrants issuable upon issuance of the Debentures, the terms of any unissued or unconverted Debentures or any unissued or unexercised Warrants shall be modified to reduce the relevant Conversion Rate, Base Price or Warrant exercise price (as defined) to be equal to that provided in the transaction as so consummated.


      Under the Registration Rights Agreement, we were obligated to pay late fees as liquidated damages to the Debenture holders because both the initial filing date and the effective date of the Registration Statement of which this prospectus forms a part occurred after certain prescribed deadlines. However, the Debenture holders have waived their right to payment of these fees. We will be obligated to pay liquidated damages if the Debenture holders are restricted from making sales of the shares offered hereby covered by a previously effective Registration Statement at any time (the date such restriction commences, a "Restricted Sale Date") after the date of the prospectus other than during a Permitted Suspension Period (as defined). The amount that we must pay to the Debenture holders in respect of the fees associated with the Restricted Sale Date will be determined as of each Computation Date (as defined) and will be equal to the Periodic Amount Percentage of the aggregate principal amount of all Debentures for the period from the date following the relevant Restricted Sale Date to the first relevant Computation Date, and thereafter to each subsequent Computation Date. The Periodic Amount Percentage means (A) 2% of the principal amount of all the Debentures for the period from the date following the relevant Restricted Sale Date, as the case may be, to the first relevant Computation Date, and (B) 3% of the Purchase Price of all Debentures to each Computation Date thereafter. The Purchase Price means the sum of (X) the principal amount of all Debentures not yet converted and (Y) the Held Shares Value. The Held Shares Value means, with certain exceptions, for shares acquired upon a conversion of a Debenture within the 30 day preceding the Restricted Sale Date, but not yet sold, the principal amount of the Debentures converted into such shares.


Our Obligations to all Selling Stockholders; Sales of Registered Shares.

      As used in this prospectus, stockholders selling our shares pursuant to this prospectus includes donees and pledgees selling shares received after the date of this prospectus from a selling stockholder named in this prospectus. Upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

      We have agreed to bear all costs, expenses and fees of registration of the shares of common stock offered by the selling stockholders for resale other than the legal fees and expenses of counsel or other advisors to the selling stockholders. Any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

      Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions, including block transactions, over-the-counter markets, negotiated transactions, put or call options on the shares and short sales of shares. Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The stockholders selling shares pursuant to this prospectus may effect such transactions by selling shares directly to purchasers or to or through broker-dealers as principals or agents or to broker-dealers who may purchase shares of common stock as principals and thereafter sell the shares from time to time in any one or more of such transactions. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such brokers-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation, as a particular broker-dealer, might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. We have agreed to indemnify each Debenture holder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Selling stockholders also may resell all or a portion of the shares under this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

      Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:


      o The name of each such selling stockholder and of the participating broker-dealer(s);


      o     The number of securities involved;

      o     The price at which such securities were sold;

      o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     Other facts material to the transaction.

      We have agreed to indemnify certain selling stockholders or their transferees or assignees against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.


      Pursuant to the Registration Rights Agreement, each of the selling stockholders (other than the Debenture holders and Wall and Broad Equities, Inc., which is offering 1,300,000 shares) has agreed with the Debenture holders not to sell more than 25% of the shares offered by such selling stockholder under this prospectus in any 30 day period, except that an aggregate of 69,250 shares held by certain selling stockholders (48,250 of which shares are issuable upon exercise of options or warrants) are not subject to that agreement. Each of such other selling stockholders who holds warrants has also agreed with the Debenture holders not to sell any of the common stock underlying such warrants for 30 days after the effective date of this prospectus.

                                  LEGAL MATTERS

      The legality of the securities offered by this prospectus will be passed upon for us by Golenbock, Eiseman, Assor & Bell, New York, New York.

                                     EXPERTS


      The consolidated financial statements of TTR for the years ended December 31, 1998, and December 31, 1997, included in this prospectus have been included in reliance upon the report of Brightman Almagor & Co. (formerly known as BDO Almagor & Co.), a member of Deloitte Touche Tohmatsu, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.


Auditor Change

      On June 30, 1998, we appointed Brightman Almagor & Co. to re-issue a report on our consolidated financial statements for the year ended December 31, 1997. On July 3, 1998, Schneider Ehrlich & Wengrover LLP (or SE&W) resigned as our independent auditors by mutual agreement. The decision to change accountants was approved by the Board of Directors.

      During the fiscal years ended December 31, 1997 and 1996 and the period between January 1, 1998, up to and including the day of its resignation, there were no disagreements between us and SE&W on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which if not resolved to SE&W's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. SE&W's report on our financial statements for such fiscal years indicated that substantial doubt exists regarding our ability to continue as a going concern.

      The audit of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, as our independent accountants did not result in any changes to such financial statements, and the related audit report of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, also states that substantial doubt exists regarding our ability to continue as a going concern.

                              AVAILABLE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

      We have filed a Registration Statement on Form SB-2 with the Commission. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the Commission's public reference room at 450 N.W. Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices at CitiCorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings and the Registration Statement can also be reviewed by accessing the Commission's Internet web site at http://www.sec.gov.

                            T.T.R. TECHNOLOGIES INC.
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Independent Auditors' Report ...........................................    F-2
Consolidated Balance Sheets ............................................    F-3
Consolidated Statements of Operations ..................................    F-4
Consolidated Statements of Comprehensive Loss ..........................    F-5
Consolidated Statements of Stockholders' Equity (Deficit) ..............    F-6
Consolidated Statements of Cash Flows ..................................    F-8
Notes to the Consolidated Financial Statements .........................   F-10

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TTR Technologies, Inc.

      We have audited the accompanying consolidated balance sheets of TTR Technologies Inc. (formerly TTR Inc.) (the "Company") (a development stage company) as of December 31, 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TTR Technologies Inc. (a development stage company) as of December 31, 1998, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. The Company's plans are also referred to in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Ramat Gan, Israel
June 30, 1999

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS


                                                                     December 31,        June 30,
                                                                        1998               1999
                                                                    ------------       ------------
                     ASSETS                                                             (Unaudited)
CURRENT ASSETS
   Cash and cash equivalents ....................................   $     74,445       $    119,869
   Accounts receivable ..........................................          7,793             37,886
   Other current assets .........................................         21,250             10,980
                                                                    ------------       ------------
     Total current assets .......................................        103,488            168,735
Property and equipment-- net ....................................        311,493            258,499
Deferred financing costs, net ...................................         70,712          3,666,854
Other assets ....................................................          4,852              4,074
                                                                    ------------       ------------
     Total assets ...............................................   $    490,545       $  4,098,162
                                                                    ============       ============

          LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Current liabilities
   Current portion of long-term debt ............................   $    873,153       $  1,518,879
   Short-term borrowings, net of discount .......................        264,335            111,750
   Accounts payable .............................................        744,103            763,613
   Accrued expenses .............................................      1,056,345          1,019,767
                                                                    ------------       ------------

     Total current liabilities ..................................      2,937,936          3,414,009

10% convertible debentures ......................................             --          1,000,000
Long-term debt, less current portion ............................        594,011             36,434
Accrued severance pay ...........................................         56,765             57,934
                                                                    ------------       ------------
     Total liabilities ..........................................      3,588,712          4,508,377

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
Preferred Stock, $.001 par value;
   5,000,000 shares authorized; none issued and outstanding .....             --                 --
Common stock, $.001 par value;
   15,000,000 shares authorized; 4,176,326 and 5,496,972
   issued and outstanding, respectively .........................          4,177              5,497
Additional paid-in capital ......................................      9,170,585         14,520,978
Other accumulated comprehensive income ..........................         79,415             63,065
Deficit accumulated during the development stage ................    (11,758,111)       (14,002,968)
   Less: deferred compensation ..................................       (594,233)          (996,788)
                                                                    ------------       ------------

     Total stockholders' deficit ................................     (3,098,167)          (410,215)
                                                                    ------------       ------------

     Total liabilities and stockholders' deficit ................   $    490,545       $  4,098,162
                                                                    ============       ============


                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                          From                                              From
                                                   Year                 Inception              Six Months                Inception
                                                  Ended                  (July 14,                Ended                  (July 14,
                                                December 31,             1994) to                June 30,                1994) to
                                       -----------------------------    December 31,    ----------------------------      June 30,
                                            1997             1998            1998           1998            1999            1999
                                            ----             ----            ----           ----            ----            ----
                                                                                         (Unaudited)     (Unaudited)     (Unaudited)
Revenue ............................   $         --     $     54,922    $     54,922    $         --    $     40,493   $     95,415
Expenses
    Research and development .......        967,155        1,032,253       2,619,961         502,466         364,280      2,984,241
     Sales and marketing ...........      1,421,496        1,837,931       3,693,225         548,119         334,416      4,027,641
     General and
       administrative ..............      1,395,984        2,308,688       4,166,562         912,577         897,403      5,063,965
                                       ------------     ------------    ------------    ------------    ------------   ------------
       Total expenses ..............      3,784,635        5,178,872      10,479,748       1,963,162       1,596,099     12,075,847
                                       ------------     ------------    ------------    ------------    ------------   ------------

Operating loss .....................     (3,784,635)      (5,123,950)    (10,424,826)     (1,963,162)     (1,555,606)   (11,980,432)

Other (income) expense
     Legal settlement ..............        232,500               --         232,500              --              --        232,500
     Loss on investment ............             --               --          17,000              --              --         17,000
     Other income ..................        (50,000)         (25,000)        (75,000)        (25,000)             --        (75,000)
     Amortization of deferred
       financing costs .............         81,101           72,288         336,235           9,293         381,788        718,023
     Interest income ...............        (42,069)          (3,413)        (58,306)           (687)           (544)       (58,850)
     Interest expense ..............        113,445          410,715         880,856          88,379         308,007      1,188,863
                                       ------------     ------------    ------------    ------------    ------------   ------------
       Total other (income)
          expenses .................        334,977          454,590       1,333,285          71,985         689,251      2,022,536
                                       ------------     ------------    ------------    ------------    ------------   ------------
Net loss ...........................   $ (4,119,612)    $ (5,578,540)   $(11,758,111)   $ (2,035,147)   $ (2,244,857)  $(14,002,968)
                                       ============     ============    ============    ============    ============   ============

Per share data:

      Basic and diluted ............   $      (1.35)    $      (1.54)                                   $      (0.61)  $     (0.43)
                                       ============     ============                                    ============   ===========

Weighted average number
   of common shares used
   in basic and diluted loss
   per share .......................      3,054,519        3,615,908                                       3,311,161     5,236,970
                                       ============     ============                                    ============   ===========

                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                         (A Development Stage Company)

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                          From                                            From
                                  Year                  Inception              Six Months              Inception
                                 Ended                  (July 14,                Ended                 (July 14,
                               December 31,              1994) to               June 30,                1994) to
                      -----------------------------    December 31,   ----------------------------      June 30,
                           1997            1998            1998           1998            1999            1999
                           ----            ----            ----           ----            ----            ----
                                                                       (Unaudited)     (Unaudited)     (Unaudited)
Net loss ..........   $ (4,119,612)   $ (5,578,540)   $(11,758,111)   $ (2,035,147)   $ (2,244,857)   $(14,002,968)

Other comprehensive
   income (loss)
   Foreign currency
     translation
     adjustments ..        (19,667)         41,386          79,415          (5,849)        (16,350)         63,065
                      ------------    ------------    ------------    ------------    ------------    ------------
Comprehensive loss.     (4,139,279)   $ (5,537,154)   $(11,678,696)   $ (2,040,996)   $ (2,261,207)   $(13,939,903)
                      ============    ============    ============    ============    ============    ============

                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                         (A Development Stage Company)

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                           Other         Deficit
                                                            Common Stock                Accumulated    Accumulated
                                    Common Stock             Subscribed      Additonal  Comprehensive     During
                              ----------------------    -------------------   Paid-in     Income       Development
                                 Shares     Amount       Shares   Amount      Capital     (Loss)          Stage
                                 ------     ------       ------   ------      -------     ------          -----

Balances at July 14, 1994
  (date of inception) .......          --   $   --           --  $     --   $       --   $    --      $       --
Issuances of common
  stock, par value $.001
Services rendered ...........   1,200,000    1,200
Cash ........................   1,200,000    1,200                              23,800
Net loss ....................                                                                            (42,085)
                                ---------    -----       ------  --------   ----------   -------      ----------
Balances at
  December 31, 1994 .........   2,400,000    2,400           --        --       23,800        --         (42,085)
Common stock
  contributed ...............    (561,453)    (561)                                561
Issuances of common
  stock, par value $.001
Services rendered ...........     361,453      361                              17,712
Stock options and
  warrants granted ..........                                                      600
Foreign currency
  translation adjustment ....                                                             22,652
Net loss ....................                                                                           (896,663)
                                ---------    -----       ------  --------   ----------   -------      ----------
Balances at
  December 31, 1995 .........   2,200,000    2,200           --        --       42,673    22,652        (938,748)
Issuances of common
  stock, par value $.001

Cash, net of offering
  costs of $11,467 ..........     850,000      850                             362,683
Foreign currency
  translation adjustment ....                                                             35,044
Net loss ....................                                                                         (1,121,211)
                                ---------    -----       ------  --------   ----------   -------      ----------
Balances at
  December 31, 1996 .........   3,050,000   $3,050           --  $     --   $  405,356   $57,696     $(2,059,959)
Common stock
  contributed ...............    (135,000)    (135)                                135
Issuances of common
  stock, par value $.001 ....
Cash, net of offering
  costs of $832,551 .........     908,000      908                           5,000,440
Services rendered ...........      74,000       74                             832,551
Exercise of options .........     374,548      375                               3,370
Common stock
  subscriptions .............                            16,000   100,000
Sale of Underwriters warrants                                                       80
Stock options and
  warrants granted ..........                                                1,875,343
Amortization of
  deferred compensation .....
Foreign currency
  translation adjustment ....                                                            (19,667)
Net loss ....................                                                                         (4,119,612)
                                ---------    -----       ------  --------   ----------   -------      ----------
                                   Deferred
                                 Compensation    Total
                                 ------------    -----
Balances at July 14, 1994
  (date of inception) .......   $        --   $        --
Issuances of common
  stock, par value $.001
Services rendered ...........                       1,200
Cash ........................                      25,000
Net loss ....................                     (42,085)
                                -----------   -----------
Balances at
  December 31, 1994 .........            --       (15,885)
Common stock
  contributed ...............                          --
Issuances of common
  stock, par value $.001
Services rendered ...........                      18,073
Stock options and
  warrants granted ..........                         600
Foreign currency
  translation adjustment ....                      22,652
Net loss ....................                    (896,663)
                                -----------   -----------
Balances at
  December 31, 1995 .........            --      (871,223)
Issuances of common
  stock, par value $.001
Cash, net of offering
  costs of $11,467 ..........                     363,533
Foreign currency
  translation adjustment ....                      35,044
Net loss ....................                  (1,121,211)
                                -----------   -----------
Balances at
  December 31, 1996 .........   $        --   $(1,593,857)
Common stock
  contributed ...............                          --
Issuances of common
  stock, par value $.001 ....                          --
Cash, net of offering
  costs of $832,551 .........                   5,001,348
Services rendered ...........      (500,000)      332,625
Exercise of options .........                       3,745
Common stock
  subscriptions .............                     100,000
Sale of Underwriters warrants                          80
Stock options and
  warrants granted ..........    (1,875,343)           --
Amortization of
  deferred compensation .....       972,567       972,567
Foreign currency
  translation adjustment ....                     (19,667)
Net loss ....................                  (4,119,612)
                                -----------   -----------

                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                         (A Development Stage Company)

        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (Con't)


                                                                                                       Other        Deficit
                                                                    Common Stock                    Accumulated   Accumulated
                                           Common Stock              Subscribed         Additonal  Comprehensive     During
                                       ---------------------      ----------------       Paid-in      Income       Development
                                       Shares         Amount      Shares    Amount       Capital      (Loss)          Stage
                                       ------         ------      ------    ------       -------      ------          -----
Balances at
  December 31, 1997 ..............    4,271,548    $     4,272    16,000   $100,000   $  8,117,275    $38,029   $ (6,179,571)
Common stock
  subscriptions ..................       16,000             16   (16,000)  (100,000)        99,984
Common Stock
  forfeited ......................   (1,000,000)        (1,000)                              1,000
Transfer of temporary
  equity to permanent
  capital ........................       15,000             15                              77,141
Issuances of common
  stock, par value $.001
Cash .............................       41,667             42                              24,958
Services rendered ................      244,000            244                             620,344
Stock options and
  warrants granted
  (cancelled) ....................                                                        (255,992)
Discount relating to
  shares and warrants
  issued .........................      156,111            156                             486,307
Amortization of
  deferred compensation ..........
Warrant exchange .................      432,000            432                                (432)
Foreign currency
  translation adjustment .........                                                                     41,386
Net loss .........................                                                                                (5,578,540)
                                      ---------    -----------    ------   --------   ------------    -------   ------------
Balances at
  December 31, 1998 ..............    4,176,326    $     4,177        --   $     --   $  9,170,585    $79,415   $(11,758,111)
xIssuances of common
  stock, par value
  $.001 (Unaudited)
Cash .............................      314,774            314                             225,140
Services rendered ................      877,000            877                             613,598
Exercise of options ..............      128,872            129                               1,160
Stock options granted
  (cancelled)
  (Unaudited) ....................                                                         665,095
Fair  value of warrants associated
  with financing agreements
  (Unaudited) ....................                                                       3,845,400
Amortization of deferred
  compensation
  (Unaudited) ....................
Foreign currency
  translation adjustment
  (Unaudited) ....................                                                                    (16,350)
Net loss (Unaudited) .............                                                                                (2,244,857)
                                      ---------    -----------    ------   --------   ------------    -------   ------------
Balances at
  June 30, 1999 ..................    5,496,972    $     5,497        --   $     --   $ 14,520,978    $63,065   $(14,002,968)

                                        Deferred
                                      Compensation       Total
                                      ------------       -----
Balances at
  December 31, 1997 ..............    $(1,402,776)   $   677,229
Common stock
  subscriptions ..................                            --
Common Stock
  forfeited ......................                            --
Transfer of temporary
  equity to permanent
  capital ........................                        77,156
Issuances of common
  stock, par value $.001
Cash .............................                        25,000
Services rendered ................       (620,588)            --
Stock options and
  warrants granted
  (cancelled) ....................        255,992             --
Discount relating to
  shares and warrants
  issued .........................                       486,463
Amortization of
  deferred compensation ..........      1,173,139      1,173,139
Warrant exchange .................                            --
Foreign currency
  translation adjustment .........                        41,386
Net loss .........................                    (5,578,540)
                                       ----------    -----------
Balances at
  December 31, 1998 ..............     $ (594,233)   $(3,098,167)
Issuances of common
  stock, par value
  $.001 (Unaudited)
Cash .............................                       225,455
Services rendered ................       (445,725)       168,750
Exercise of options ..............                         1,289
Stock options granted
  (cancelled)
  (Unaudited) ....................       (501,435)       163,660
Fair  value of warrants associated
  with financing agreements
  (Unaudited) ....................                     3,845,400
Amortization of deferred
  compensation
  (Unaudited) ....................        544,605        544,605
Foreign currency
  translation adjustment
  (Unaudited) ....................                       (16,350)
Net loss (Unaudited) .............                    (2,244,857)
                                       ----------    -----------
Balances at
  June 30, 1999 ..................     $ (996,788)   $  (410,215)

                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         From
                                                                 Year                  Inception
                                                                 Ended                 (July 14,
                                                             December 31,              1994) to
                                                      ---------------------------     December 31,
                                                          1997           1998             1998
                                                          ----           ----             ----
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss .......................................   $(4,119,612)   $(5,578,540)      $(11,758,111)
   Adjustments to reconcile net loss to net
     cash used by operating activities:
     Depreciation and amortization ................       184,290        187,298            627,629
     Amortization of note discount ................            --        272,009            272,009
     Translation adjustment .......................            --             --             (1,528)
     Amortization of deferred compensation ........       972,567      1,173,139          2,145,706
     Stock and warrants issued for services and
       legal settlement ...........................       565,125             --            583,798
     Payment of common stock issued with guaranteed
       selling price ..............................            --       (155,344)          (155,344)
     Increase (decrease) in cash attributable to
        changes in assets and liabilities
        Accounts receivable .......................           478         (8,480)            (8,317)
        Other current assets ......................        (7,204)        99,113            (26,805)
        Other assets ..............................       (72,700)        69,000             (3,700)
        Accounts payable ..........................       (72,401)       624,547            730,315
        Accrued expenses ..........................        22,297        958,098          1,081,884
        Accrued severance .........................        26,299         33,009             77,570
        Interest payable ..........................      (234,508)        90,920             90,920
                                                      -----------    -----------       ------------
   Net cash used by operating activities ..........    (2,735,369)    (2,235,231)        (6,343,974)
                                                      -----------    -----------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment ............      (175,507)       (64,363)          (675,763)
   Increase in organization costs .................            --             --             (7,680)
                                                      -----------    -----------       ------------
   Net cash used by investing activities ..........      (175,507)       (64,363)          (683,443)
                                                      -----------    -----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock .........     5,520,837        125,000          6,035,570
   Loans to officer ...............................        10,000         16,000                 --
   Deferred stock offering costs ..................      (309,565)            --           (475,664)
   Deferred financing costs .......................       (19,000)      (143,000)          (405,411)
   Proceeds from short-term borrowings ............       200,000        206,553          1,256,155
   Proceeds from long-term debt ...................            --      1,737,688          2,851,825
   Repayment of short-term borrowings .............    (1,049,602)            --         (1,049,602)
   Repayments of long-term debt ...................    (1,053,455)       (15,839)
                                                      -----------    -----------       ------------
     Net cash provided by financing activities ....     3,299,215      1,926,402          7,107,563
                                                      -----------    -----------       ------------
Effect of exchange rate changes on cash ...........        (1,955)        (2,403)            (5,701)
                                                      -----------    -----------       ------------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS ...............................       386,384       (375,595)            74,445
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD ............................        63,656        450,040                 --
                                                      -----------    -----------       ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ........   $   450,040    $    74,445       $     74,445
                                                      ===========    ===========       ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
     Interest .....................................   $   345,258    $    42,609       $    422,111
                                                      ===========    ===========       ============
   Transfer of common stock issued with guaranteed
     selling price to permanent capital ...........                  $    77,156
                                                                     ===========

                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                         From
                                                                           Six Months                 Inception
                                                                             Ended                    (July 14,
                                                                             June 30,                  1994) to
                                                                    --------------------------         June 30,
                                                                        1998          1999               1999
                                                                        ----          ----               ----
                                                                    (Unaudited)    (Unaudited)        (Unaudited)
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss .....................................................   $(2,035,147)   $(2,244,857)      $(14,002,968)
   Adjustments to reconcile net loss to net
     cash used by operating activities:

     Depreciation and amortization ..............................        86,614        438,803          1,066,432
     Amortization of note discount ..............................        64,122        187,493            459,502
     Translation adjustment .....................................            --             --             (1,528)
     Amortization of deferred compensation ......................       371,175        544,605          2,690,311
     Stock and warrants issued for services and
       legal settlement .........................................            --        163,660            747,458
     Payment of common stock issued with guaranteed
        selling price ...........................................      (155,344)                         (155,344)
     Increase (decrease) in cash attributable to changes
        in assets and liabilities
        Accounts receivable .....................................            --        (29,945)           (38,262)
        Other current assets ....................................       (19,858)        10,711            (16,094)
        Other assets ............................................        69,000             --             (3,700)
        Accounts payable ........................................       229,414       (139,103)           759,962
        Accrued expenses ........................................         6,699        182,191          1,095,325
        Accrued severance .......................................        42,130             --             77,570
        Interest payable ........................................        17,199         90,276            181,196
                                                                    -----------    -----------       ------------
   Net cash used by operating activities ........................    (1,323,996)      (796,166)        (7,140,140)
                                                                    -----------    -----------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets ..........................            --          2,748              2,748
   Purchases of property and equipment ..........................       (34,227)             0           (675,763)
   Increase in organization costs ...............................            --             --             (7,680)
                                                                    -----------    -----------       ------------
   Net cash (used) provided by investing activities .............       (34,227)         2,748           (680,695)
                                                                    -----------    -----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock .......................       100,000        239,994          6,275,564
   Stock offering costs .........................................            --             --           (475,664)
   Deferred financing costs .....................................       (92,332)      (132,530)          (537,941)
   Proceeds from other loans ....................................       (78,000)            --                 --
   Proceeds from short-term borrowings ..........................     1,080,487             --          1,356,155
   Proceeds from long-term debt .................................            --             --          2,751,825
   Proceeds from issuance of convertible debentures .............            --      1,000,000          1,000,000
   Repayment of short-term borrowings ...........................            --       (211,005)        (1,260,607)
   Repayments of long-term debt .................................        (3,890)       (57,617)        (1,162,927)
                                                                    -----------    -----------       ------------
   Net cash provided by financing activities ....................     1,006,265        838,842          7,946,405
                                                                    -----------    -----------       ------------
Effect of exchange rate changes on cash .........................          (606)            --             (5,701)
                                                                    -----------    -----------       ------------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS .............................................      (352,564)        45,424            119,869
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD ..........................................       450,040         74,445                 --
                                                                    -----------    -----------       ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ......................   $    97,476    $   119,869       $    119,869
                                                                    ===========    ===========       ============
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION
  Cash paid during the period for:
     Interest ...................................................   $     4,519    $     2,500       $    424,611
                                                                    ===========    ===========       ============
   Transfer of common stock issued with guaranteed
     selling price to permanent capital .........................   $    77,156
                                                                    ===========

                See Notes to Consolidated Financial Statements.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


NOTE 1 -- DESCRIPTION OF BUSINESS

      TTR Inc. (the "Company") was incorporated on July 14, 1994 under the laws of the State of Delaware. In December 1998 the Company amended its certificate of incorporation to change its name to TTR Technologies, Inc.

      TTR Technologies Ltd., ("TTR Ltd.") was formed under the laws of the State of Israel on December 5, 1994 as a wholly owned research and development subsidiary of the Company.

      The Company is engaged in the design, development and commercialization of proprietary software security products.

      The Company is considered to be in the development stage and has earned limited revenues to date. Business activities to date have focused on product and marketing research, product development, and raising capital.

      The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and increased marketing efforts and is subject to other risks affecting the business of the Company (see Note 3).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation


      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, TTR Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain consolidated financial amounts have been reclassified for consistent presentation.


      Use of Estimates

      Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

      Cash Equivalents

      Cash equivalents consist of short-term, highly liquid debt investments that are readily convertible into cash with original maturities when purchased of three months or less.

      Fair Value of Financial Instruments

      Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, current receivables, accounts payable and notes payable, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

      Revenue recognition

      In October 1997, the American Institute of Certified Public Accountants recently issued Statement of Position (SOP) 97-2, "Software Revenue Recognition", which supersedes SOP 91-1. SOP 97-2 provides guidance in recognizing revenue on software transactions and is required for transactions entered into after December 15, 1997.

      The Company recognizes revenues from software transactions upon delivery to the customer. Revenues from maintenance and engineering services will be recognized over the term of the respective contracts.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


      Stock Based Compensation


      Compensation expense arising from stock grants, and options and warrants issued at exercise prices below the quoted market price of the underlying Common Stock as of the grant date, is recognized over the vesting periods of the related grants. Such stock-based compensation resulted in an aggregate charge to operations of approximately $1,305,000, $1,173,000, $372,000 and $708,000 for
the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, respectively.


      Foreign Currency Translations


      The financial statements of TTR Ltd. have been translated into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board (FASB). Assets and liabilities have been translated at year-end (period-end) exchange rates and statement of operations has been translated at average rates prevailing during the year. The translation adjustments have been recorded as a separate component of stockholders' deficit (cumulative translation adjustment).


      Net loss per share

      The Company has adopted the provisions of Statement of Financial Accounting Standards No.128 (SFAS 128) "Earnings per Share". SFAS 128 requires dual presentation of basic and diluted earnings per share (EPS) for complex capital structures on the face of the Statements of Operations. Basic EPS is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of other securities into common stock. None of the stock options and warrants issued in 1998 and 1997 has been included in the net loss per share computation for the years presented, because their inclusion would be anti-dilutive. Shares held in escrow are not treated as outstanding during any period (see Note 9).

      Statement of Cash Flows

      For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

      Depreciation and Amortization

      Equipment, vehicles and leasehold improvements are stated at cost. Equipment and vehicles are depreciated over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the related lease term. Depreciation is computed on the straight-line method.

      Research and Development Costs

      Research and development expenditures are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

      Income Taxes

      The Company uses the liability method to determine its income tax expense as required under the Statement of Financial Accounting Standards No. 109, (SFAS
109). SFAS 109 requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

      Long-lived assets

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations, including goodwill and intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

      Stock Options

      Under SFAS No. 123, "Accounting for Stock-based Compensation", the Company must either recognize in its financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, using the fair value method, or make pro forma disclosures of such costs in a footnote to the financial statements. The Company has elected to continue to use the intrinsic value-based method of APB Opinion No. 25, as allowed under SFAS No. 123, to account for its employee stock-based compensation plans, and to include the required pro forma disclosures based on fair value accounting.

      Comprehensive Income (loss)

      In January 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting the components of comprehensive income. The foreign currency translation adjustment is the Company's only component of comprehensive income.

NOTE 3 -- GOING CONCERN


      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a limited operating history, has sustained losses since its inception and has an accumulated deficit of $11,758,111 and $14,002,968 at December 31, 1998 and June 30, 1999, respectively. The Company faces a number of risks and uncertainties regarding its business, including among other factors, the demand and market acceptance of its products, dependence on a single product line, the effects of technological change, and the development of new products. The Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and increased marketing efforts which raises substantial doubt about its ability to continue as a going concern.


      The Company is continuing to pursue various alternatives for additional financing. From April 1998 to April 1999, the Company realized net proceeds of approximately $1,820,000 from various private placements. In May 1999, the Company entered into an agreement for the sale of up to $2,000,000 of 10% convertible debentures (see Note 14).

      During 1998, due to its financial difficulties, the Company was forced to terminate most of its employees. The abovementioned financing will allow the Company to bring several suppliers and vendors current and to maintain operations through November 1999. Thereafter, the Company will need additional financing.

      The ability of the Company to continue as a going concern is dependent upon the success of the Company's products and its access to sufficient funding to enable it to continue operations. There is no

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


assurance that sufficient revenues will be generated or that adequate financing will be available to the Company. Insufficient funds from operations or the inability to obtain adequate financing would have a material adverse effect on the Company.

NOTE 4 -- PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:


                                                     December 31,      June 30,
                                                         1998             1999
                                                         ----             ----
Leasehold improvements .......................         $109,350         $111,604
Office equipment .............................          150,608          157,534
Computer equipment ...........................          205,477          202,397
Vehicles .....................................           84,601           86,345
                                                       --------         --------
                                                        550,036          557,880
Less: Accumulated depreciation ...............          238,543          299,381
                                                       --------         --------
                                                       $311,493          258,499
                                                       ========         ========

     Depreciation expense was $113,858, $88,311, $76,553 and $52,653 for the years ended December 31, 1998 and 1997, and for the six months ended June 30, 1998 and 1999, respectively.


NOTE 5 -- ACCRUED EXPENSES

      Accrued expenses consist of the following:

                                                    December 31,       June 30,
                                                        1998             1999
                                                     ----------       ----------
Accrued payroll and related amounts ..........       $  749,371       $  815,028
Taxes ........................................           24,257               --
Accrued interest .............................           90,920          181,196
Other ........................................          191,797           23,543
                                                     ----------       ----------
                                                     $1,056,345       $1,019,767
                                                     ==========       ==========

NOTE 6 -- ACCRUED SEVERANCE PAY


      Under Israeli law, TTR Ltd. is required to make severance payments to dismissed employees (including officers) and to employees leaving employment under certain other circumstances. This liability is calculated based on the years of employment for each employee, in accordance with the "severance pay laws." The Company's liabilities for required severance payments are partially covered by funding into severance pay funds and the purchase of insurance policies.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


NOTE 7 -- DEBT FINANCINGS

      Short-term Borrowings


                                                         December 31,  June 30,
                                                             1998         1999
                                                             ----         ----
(a) Promissory Note (net of discount of $42,555 and -0-) . $ 57,445    $100,000
(b) Other loans ..........................................   81,455      11,750
    Bank Loan ............................................  125,435          --
                                                           --------    --------
                                                           $264,335    $111,750
                                                           ========    ========

----------


(a) In September 1998, the Company issued a short-term non-interest bearing $100,000 promissory note to a private investor. In connection with the loan, the Company also sold to the investor 111,111 shares of Common Stock at par. For financial reporting purposes, the Company recorded a note discount totaling $87,500, to reflect the value of the stock. The discount is being amortized on a straight-line basis over the term of the note. The note became due on March 31, 1999 and has not been formerly extended.

(b) This amount represents non-interest bearing advances which were used primarily to purchase 100,517 additional shares of Common Stock in February 1999.


      Long-Term Debt


                                                      December 31,     June 30,
                                                          1998          1999
                                                      -----------    -----------
(a) Bank loan ......................................   $   26,563    $   19,774
(b) 10% Promissory Notes (net of discount
    of $130,475 and $6,123) ........................    1,332,025     1,406,377
(c) 8% Promissory Notes (net of discount
    of $41,424 and $26,961) ........................      108,576       129,162
                                                       ----------    ----------
                                                        1,467,164     1,555,313
                                                       ----------    ----------
Less: current portion ..............................      873,153     1,518,879
                                                       ----------    ----------
                                                       $  594,011    $   36,434
                                                       ==========    ==========

----------


(a) These loans are denominated in "New Israeli Shekel" (NIS), bear interest at the Israeli prime rate (15% at December 31, 1998) plus 2.4%-3% per annum, and are secured by substantially all the assets of TTR Ltd. Principal payments are due in various installments through 2001.


(b) From April through August 1998, the Company realized gross proceeds of $1,462,500 from a private offering of 29.25 Units, each Unit consisting of a $50,000 10% Promissory Note and Warrants to purchase 11,500 shares of Common Stock. For financial reporting purposes, the Company recorded a total discount of $357,450, to reflect the value of the Warrants. The discount is being amortized on a straight-line basis over the terms of the respective notes. The notes and accrued interest are due at the earlier of one year or 30 days following any public or private equity or debt financing exceeding $1,000,000.


      As of June 30, 1999, a total of $1,122,500 of note principal plus accrued interest became due. The Company has obtained extensions for one additional year with respect to note principal totaling $562,500 and is awaiting approval to extend from the other note-holders. In consideration of the extension, the Company has reduced the warrant exercise prices to $1.50 per share.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


(c) In December 1998, the Company realized gross proceeds of $150,000 from a private offering of 5 Units, each Unit consisting of a $30,000 8% Promissory Note, 9,000 shares of Common Stock and Warrants to purchase an additional 3,000 shares. For financial reporting purposes, the Company recorded a total note discount of $41,513, to reflect the value of the Stock and Warrants. The discount is being amortized on a straight-line basis over the term of the notes. The notes and accrued interest are due at the earlier of two years or 5 days following any public or private equity or debt financing exceeding $800,000.

      The aggregate maturities of long-term debt for the next three years ending December 31, are as follows: 1999 - $873,153; 2000 - $586,541; and 2001 -
$7,470.


      10% Convertible Debentures

      In May 1999, the Company issued $1,000,000 of its 10% Convertible Debentures to private investors. The Debentures were issued pursuant to the terms of an agreement which provides that, subject to certain conditions, the investors will purchase an additional $1,000,000 of Debentures no later than five days after the effective date of a registration statement covering the Common Stock into which the Debentures may be converted. In July 1999, the investors pre-funded $400,000 of this obligation. The Debentures mature on April 30, 2001.

      The Debentures are convertible into shares of the Company's Common Stock at a conversion rate based on the closing trading prices of the Common Stock during certain specified periods, subject to certain minimum conversion rates. In addition, upon conversion warrants will be issued to purchase additional shares of Common Stock equal to one-half of the shares of Common Stock issued. The warrants are exercisable at a price per share equal to 120% of the conversion rate, subject to certain maximums and expire in April 2002.

      In connection with the sale of Debentures, the Company also issued warrants to purchase up to 1.3 million shares of Common Stock to an independent consultant. These warrants expire in April 2002 and are exercisable at a nominal price per share. Using the Black-Scholes model for estimating the fair value of the warrants, the Company recorded $3,845,400 as deferred financing costs to be amortized on a straight-line basis over the term of the Debentures.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]

NOTE 8 -- INCOME TAXES

      At December 31, 1998, the Company had available $3,750,000 of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2014 through 2019, and $5,471,000 of foreign net operating loss carryforwards with no expiration date. Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these net operating loss carryforwards as valuation allowances have been established for any such benefits. The use of the U.S. federal net operating loss carryforwards is subject to limitations under section 382 of the Internal Revenue code pertaining to changes in stock ownership.

      Significant components of the Company's deferred tax assets for U.S. federal and Israel income taxes are as follows:

                                                                    December 31,
                                                                        1998
                                                                    -----------
Net operating loss carryforwards .................                  $ 3,094,809
Research and development .........................                      227,000
Stock based compensation .........................                       40,313
Accrued vacation and severance ...................                       32,000
                                                                    -----------
  Total deferred tax assets ......................                    3,394,122
  Valuation allowance ............................                  $(3,394,122)
                                                                    -----------
  Net deferred tax assets ........................                  $        --
                                                                    ===========

      Pre-tax losses from foreign (Israeli) operations were $2,927,080 and $5,471,000 for the years ended December 31, 1997 and 1998, respectively.

NOTE 9 -- STOCKHOLDERS EQUITY

      Stock Options

      1996 Incentive and Non-qualified Stock Option Plan


      In July 1996, the Board of Directors adopted the Company's Incentive and Non-qualified Stock Option Plan (the "Plan") and has reserved up to 450,000 shares of Common Stock for issuance thereunder. In December 1998, the Plan was amended to increase the number of shares available for grant to 750,000. The Plan provides for the granting of options to officers, directors, employees and advisors of the Company. The exercise of incentive stock options ("ISOs") issued to employees who are less than 10% stockholders shall not be less than the fair market value of the underlying shares on the date of grant or not less than 100% of the fair market value of the shares in the case of an employee who is a 10% stockholder. The exercise price of restricted stock options shall not be less than the par value of the shares to which the option relates. Options are not exercisable for a period of one year from the date of grant. Thereafter, options may be exercised as determined by the Board of Directors, with maximum terms of ten and five years, respectively, for ISOs issued to employees who are less than 10% stockholders and employees who are 10% stockholders. The Plan will terminate in 2006.


      Non-Executive Directors Stock Option Plan


      In July 1998, the Board of Directors adopted the Non-Executive Directors Stock Option Plan (the "Directors' Plan") and has reserved up to 25,000 shares of common stock for issuance thereunder. The Directors Plan provides for the grant of options to directors who are not otherwise employed by the

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]

Company. Options are exercisable upon the date of grant and expire five years from the date of the grant. Upon the termination of director, the options expire within two months of such termination. The exercise price of the option will be the fair market value of the share on the date of the grant of the option. The Directors' Plan will terminate in 2008. As of December 31, 1998, no options had been granted under the Directors' Plan.


      A summary of the status of the Plan as of December 31, 1998 and 1997 and changes during the years ending on that date are presented below:

                                                                       Range of
                                                                       Exercise
                                                        Shares          Prices
                                                       ---------     -----------
Options outstanding, January 1, 1997 .............        5,000             6.00
   Granted .......................................      175,600       5.00-13.94
   Canceled ......................................      (19,500)      7.00-13.94
   Exercised .....................................           --               --
                                                       --------      -----------
Options outstanding, December 31, 1997 ...........      161,100      $5.00-13.88
   Granted .......................................      291,600        3.03-7.00
   Canceled ......................................     (294,950)      3.03-13.88
   Exercised .....................................           --               --
                                                       --------      -----------
Options outstanding, December 31, 1998 ...........      157,750      $4.00-13.88
                                                       ========      ===========
Shares of common available for future grant ......      592,250
                                                       ========


      The following table summarizes information about stock options under the Plan outstanding at December 31, 1998:

                    Options Outstanding Weighted Average           Options Exercisable
                   --------------------------------------            Weighted Average
                                   Remaining                     -----------------------
                     Number       Contractual    Exercise          Number       Exercise
Range of price     Outstanding       Life          Price         Exercisable      Price
-------------      -----------    ----------      -------        ----------      -------
$ 4.00 - $6.00      106,000         8.54         $ 5.13           19,975         $ 5.23
      7.00            8,000         8.07           7.00            1,875           7.00
 10.00 - 13.88       43,750         8.20          10.33           10,938          10.33
--------------      -------         ----         ------           ------         ------
$ 4.00-$13.88       157,750         8.42         $ 6.66           32,788         $ 7.03
=============       =======         ====         ======           ======         ======


      The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying financial statements for stock options issued to employees where the exercise price of the option equals or exceeds the fair value of the underlying common stock as of the grant date.

      In March 1997, in connection with an employment agreement, the Company granted 60,000 options with an exercise price below the fair value of the underlying common stock. The issuance of the options resulted in a charge to deferred compensation in the amount of $300,000 which is being amortized over the four year vesting period.


      A total of 24,000 stock options granted under the Plan to non-employees in 1997 resulted in a charge to deferred compensation of $53,032, which is being amortized over the four-year vesting period.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


      Weighted-average grant date fair value of options granted in 1998 and 1997, under the Black-Scholes option pricing model, was $1.14 and $5.82 per option, respectively.

      Other Option Grants


      In 1997, the Company issued options to purchase 217,473 shares to the Chief Executive Officer of TTR Ltd. The options have an exercise price of $.01 per share and vest over a four-year period. The issuance of the options resulted in a charge to deferred compensation expense of $1,522,300 which was being amortized over the service period. In November 1998 the officer resigned and a settlement agreement was executed. Pursuant to the agreement, 48,328 options were cancelled and the remaining 169,145 become exercisable at various dates in 1999.


      In 1998, the Company issued options to purchase 250,000 shares to the Company's Chief Executive Officer. The options have an exercise price of $.93 per share, which was equal to the fair value of the share on the date of the grant, and vest immediately.

      The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost for all of the Company's stock-based compensation grants been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below:

Net loss                                              1997             1998
                                                      -----            -----
   As reported .................................  $(4,119,612)      $(5,578,540)
   Proforma ....................................  $(4,342,194)      $(5,635,574)

Loss per share
   As reported .................................       $(1.35)           $(1.54)
   Proforma ....................................       $(1.42)           $(1.56)

     The fair value of each option granted in 1997 and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                          1997           1998
                                                          ----           ----
Risk free interest rates ............................       6.23%          5.51%
Expected option lives ...............................  2.5 years      2.5 years
Expected volatilities ...............................       46.5%          46.5%
Expected dividend yields ............................       None           None

      Warrants

      o In 1994 and 1995, the Company granted warrants to consultants to purchase 200,000 shares of Common Stock at $.01 per share. These warrants were exercised in February 1997.

      o In April 1996, in connection with a private placement, the Company issued warrants to purchase an additional 1,000,000 shares of Common Stock. The warrants were exercisable for a period of three years commencing February 1997 at an exercise price of $7.00 per share. In July 1998, the warrants were exchanged for 400,000 shares of Common Stock.

      o In February 1997, in connection with the Company's initial public offering the Company sold to the underwriter, for $80, five-year warrants to purchase up to an additional 80,000 shares of the Company's Common Stock at an exercise price equal to $11.20 per share. In July 1998, the warrants were exchanged for 32,000 shares of Common Stock.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


      o In December 1997, in connection with a private placement, the Company issued warrants to purchase an additional 33,000 shares of Common Stock. The warrants are exercisable for a period of four years at an exercise price of $7.80 per share. However, in lieu of cash payments for exercising the shares, the investor is entitled to accept a smaller number of shares of Common Stock based on the spread between the exercise price and the then public market price of the Company's Common Stock.

      o In April 1998, in connection with a proposed public offering of additional shares of Common Stock, the Company issued to an underwriter four-year Warrants to purchase up to 25,000 shares of the Company Stock at an exercise price of $5.63.

      o From April through August 1998, in connection with a private placement, the Company issued warrants to purchase an additional 336,375 shares of Common Stock. The warrants are exercisable for a period of four years at exercise prices ranging from $3.41 to $6.47 per share. In consideration of extending the term of the related notes, the Company has reduced the exercise price to $1.50 per share on a total of 117,875 warrants.

      o In June 1998 the Company issued warrants to purchase 25,000 shares of Common Stock to a consultant pursuant to a one-year consulting agreements. The warrants were exercisable for a period of four years at an exercise price of $5.75. In April 1999, the exercise price was reduced to $1.50 per share

      o In December 1998, in connection with a private placement, the Company issued warrants to purchase an additional 15,000 shares of Common Stock. The warrants are exercisable for a period of five years at an exercise price of $6.00.

      At December 31, 1998, the Company had outstanding warrants to purchase a total of 434,375 shares of Common Stock with exercise prices ranging from $1.50 to $7.80 per share.

Stock Issuances

      During the year ended December 31, 1997, the Company completed the following common stock transactions:

      o In February 1997, the Company completed an initial public offering of 860,000 shares of its Common Stock and realized net proceeds of approximately $4,700,000 after stock offering costs. The Company also made an advance payment of $120,000 to the underwriter for a two-year management and financial consulting agreement.

      o In March 1997, the Company issued 5,000 shares of Common Stock to a consultant and recorded a $50,000 compensation charge.

      o In March 1997, the Company issued 50,000 shares of Common Stock to an employee, pursuant to a one-year employment agreement. The Company recorded deferred compensation in the amount of $500,000 relating to the issuance of the shares, and amortized this over the term of the agreement.

      o In April 1997, the Company issued 19,000 shares of Common Stock to two consultants and recorded a $282,625 compensation charge.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


      o On December 24, 1997, the Company entered into a stock subscription agreement for the sale of 64,000 shares of Common Stock for an aggregate purchase price of $400,000. Pursuant to the agreement, 48,000 shares were paid for and issued on that date and the remaining 16,000 shares were paid for and issued on February 20, 1998. The Company also issued warrants to the investor to purchase an additional 33,000 shares of Common Stock.

      During the year ended December 31, 1998, the Company completed the following common stock transactions:

      o An aggregate of 250,000 shares of the Company's Common Stock, owned beneficially by its President, and designated as escrow shares were forfeited and returned to the Company. In June 1998, the Company's President waived his rights to the remaining 750,000 escrowed shares.

      o During 1998, the Company issued a total of 244,000 shares of Common Stock and 25,000 warrants to various consultants for services rendered. The value of the services totaling $642,700 is being amortized over the one-year contract terms.

      o In December 1998, the Company entered into an agreement with a private investor for the sale of an additional 150,758 shares of Common Stock. The total purchase price was $90,455, of which $25,000 was received in 1998.


      During the six months ended June 30, 1999, the Company completed the following common stock transactions:


      o In January and February 1999 the Company issued 627,000 shares of Common Stock and 10,000 warrants exercisable at $1.75 to various consultants pursuant to one year consulting agreements. The value of the services totaling $445,725 is being amortized over the one-year contract terms.

      o In January 1999, the Company issued 250,000 shares of Common Stock as payment of an outstanding liability in the amount of $168,750.

      o In February and April 1999, the Company received $160,000 from the issuance of an additional 205,682 shares of its Common Stock.

NOTE 10 -- COMMON STOCK ISSUED WITH GUARANTEED SELLING PRICE

      In 1997, the Company and TTR Ltd. were served with claims by an individual demanding, among other things, royalties at the rate of 5% of the proceeds from the sales of products in which the plaintiff claims to have provided consulting services towards its development.

      In May 1997, pursuant to a settlement agreement, the Company issued to the individual 15,000 shares of Common Stock subject to a guaranteed selling price of $15.50 per share. In 1998, the individual sold his shares in the open market for $77,156, and the Company paid the shortfall of $155,344, as required by the guarantee. In 1997, the Company recorded an expense of $232,500 in connection with the settlement agreement.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


NOTE 11 -- COMMITMENTS AND CONTINGENCIES

      Royalties

      TTR Ltd. is committed to pay royalties to the Office of the Chief Scientist of the Government of Israel (OCS) on proceeds from sales of products of which the OCS has participated by way of grants. The royalties are payable at the rate of 3% for the first three years of product sales, 4% for the following three years, and 5% thereafter up to a maximum of 100% of the grant. The total amount of grants received at December 31, 1998 was $210,000.

      The research and development grants are presented in the statement of operations as a reduction of research and development expenses.

      The refund of the grant is contingent on future sales and the Company has no obligation to refund these grants if sufficient sales are not generated.

      Operating Leases

      The Company and TTR Ltd. have each entered into lease agreements for office space expiring through 2002. Future minimum rentals on these leases as of December 31, 1998 are as follows:


December 31,
------------
   1999 ......................................................... $  68,549
   2000 .........................................................    68,549
   2001 .........................................................    40,785
   2002 .........................................................    10,263
                                                                   --------
                                                                   $188,146
                                                                   ========

      Employment Agreement

      Effective, June 1, 1999, the Company entered into an employment agreement with its new Chief Operating Officer. The agreement is for a term of one year and is automatically renewable for additional one-year terms, unless terminated in accordance with the agreement upon 90 days prior notice. The agreement provides for a monthly salary of $5,000 plus benefits and the issuance of options under the 1996 Option Plan to purchase 235,000 shares of the Company's common stock, at an exercise price of $0.01 per share. The options vest in equal monthly installments over three years.


      Litigation


      In June 1999, the Company received notice from a shareholder, threatening to commence litigation, alleging that the Company failed to register its stock. The shareholder is seeking the return of its investment in the amount of $400,000 plus interest to date. The Company is seeking to settle and is presently negotiating this matter. As present, management cannot predict the outcome.

                    TTR TECHNOLOGIES INC. AND ITS SUBSIDIARY
                          (A Development Stage Company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              [Information as of and for the Periods Ended June 30,
                           1998 and 1999 is Unaudited]


NOTE 12 -- GEOGRAPHIC DATA

                                                U. S.     % of Total      Israel    % of Total
                                            ------------  ----------   ----------   ----------
For the year ended December 31, 1998:
Revenue                                     $       --         --     $   54,922        100%
Operating loss                              (2,162,337)     39.65%    (3,033,901)     60.35%
Identifiable assets                            100,966      24.05%       318,867      75.95%

For the year ended December 31, 1997:
Revenue                                             --         --             --         --
Operating loss                              (1,495,108)     38.68%    (2,370,628)     61.32%
Identifiable assets                            633,285      53.28%       555,342      46.72%

NOTE 13 -- RELATED PARTY TRANSACTION

      In October 1997, TTR Ltd. entered into a two-year management agreement with Ultimus LTD, (Ultimus) an Israeli company. Under the agreement, the Company provided management and administrative services relating to Ultimus' day-to-day operations and earned fees totaling $75,000. The agreement was terminated in April 1998. An ex-officer of the Company holds approximately 7.5% of the outstanding shares of Ultimus and, together with the Company's Chairman, served on their Board of Directors.

NOTE 14 -- SUBSEQUENT EVENTS

      Stock Grants


      In July 1999, the Company issued 150,000 shares of Common Stock in exchange for previously issued options in connection with the termination of, and settlement of certain claims by an ex-employee.

      Warrants

      In July 1999, the Company issued 400,000 warrants exercisable at $2.75 to a consultant pursuant to a three-month consulting agreement.

      Prospective investors may rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.


                             TTR TECHNOLOGIES, INC.


                     Up to 12,055,513 shares of Common Stock


                      -----------------------------------

                                   PROSPECTUS

                      -----------------------------------


                               September __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes TTR to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with the claims made against them as a result of their being an officer or director. TTR's By-Laws provide that TTR will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by Delaware law. TTR shall indemnify any person who is or was a director or officer of TTR and is a party or is threatened to be made a party to any action or proceeding to the fullest extent permitted by Delaware law.

      TTR's Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the director's fiduciary duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to TTR, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws

Item 25. Other Expenses of Issuance and Distribution.

      The following expenses will be paid by TTR, and not the selling stockholders, in connection with the distribution of the securities registered hereby. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee ...............................................  $  9,919
Legal Fees .........................................................    50,000
Accountants' Fees and Expenses .....................................    10,000
Printing Expenses ..................................................     7,000
Blue Sky Fees and Expenses .........................................     1,000
Transfer Agent Fees and Expenses ...................................     1,000
Miscellaneous ......................................................     1,000
                                                                       -------
  Total ............................................................   $79,919
                                                                       =======

Item 26. Recent Sales of Unregistered Securities.

      The following paragraphs set forth certain information with respect to all securities sold by TTR within the past three years without registration under the Securities Act. The information includes the names of the purchasers, the dates of issuance, the title and number of securities sold and the consideration received by TTR for the issuance of these shares.

      1. (a) In September 1996, TTR agreed to issue 217,473 options to an officer and director of TTR. The options are exercisable at $.01 per share until September 2006 and are subject to a four-year vesting schedule. In connection with such person's resignation in December 1998, we agreed that he will be entitled to exercise options for a total of 169,145 shares.

      (b) There were no underwriters with respect to the above transaction.

      (c) The options were issued in consideration of services rendered.

      (d) TTR believes that the options were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      2. (a) From December 1996 through January 1997, TTR issued short-term 15% promissory notes in an aggregate principal amount of $450,000 to certain accredited investors.

      (b) TTR paid fees in the aggregate amount of $45,000 to placement agents.

      (c) TTR believes that the notes were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act, and Regulation D promulgated thereunder.

      3. (a) In connection with TTR's initial public offering, TTR issued to First Metropolitan Securities, Inc. warrants to purchase up to 80,000 shares of common stock at an exercise price per share of $11.20. In July 1998, the Warrants were exchanged for 32,000 shares of common stock.

      (b) There were no underwriters with respect to the above transaction.

      (c) The warrants were issued in consideration of services rendered.

      (d) TTR believes that the warrants and the shares for which they were exchanged were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      4. (a) In March 1997, TTR issued 5,000 shares of common stock to a former consultant to TTR.

      (b) There were no underwriters with respect to the above transaction.

      (c) The shares were issued in consideration of services rendered.

      (d) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      5. (a) In March 1997, TTR issued 50,000 shares of common stock to an employee, of which 25,000 shares vested on July 31, 1997 and the remaining 25,000 shares vested on January 31, 1998.

      (b) There were no underwriters with respect to the above transaction.

      (c) The shares were issued in consideration of services rendered.

      (d) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      6. (a) In April 1997, TTR issued 15,000 and 4,000 shares of common stock to two private investors.

      (b) There were no underwriters with respect to the above transaction.

      (c) The shares were issued in consideration of services rendered.

      (d) TTR believes that the shares were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by
Section 4(2) of the Securities Act.

      7. (a) In May 1997, TTR issued 15,000 shares of common stock to a former consultant to TTR.

      (b) There were no underwriters with respect to the above transaction.

      (c) The shares were issued in consideration of the settlement of a lawsuit.

      (d) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      8. (a) In December 1997, TTR issued to a private investor 64,000 shares of common stock and four year warrants to purchase 33,000 shares of common stock at an exercise price per share of $7.80.

      (b) There were no underwriters with respect to the above transaction.

      (c) The shares and warrants were issued in consideration of the payment of $400,000.

      (d) TTR believes that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      9. (a) In April 1998, TTR issued to a consultant four year warrants to purchase 25,000 shares of common stock at an exercise price per share of $5 5/8.

      (b) There were no underwriters with respect to the above transaction.

      (c) The warrants were issued in consideration of services rendered.

      (d) TTR believes that the warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      10.(a) In July 1998, TTR completed a private placement of 10% promissory notes for an aggregate amount of $1,462,500. In connection therewith TTR issued warrants to purchase an aggregate of 336,375 shares of common stock at an exercise price equal to 115% of the price per share of common stock in TTR's then proposed public offering or as the date of grant if no offering took place by December 31, 1998. The exercise price was subsequently amended to $1.50 per share.

      (b) TTR paid commissions to the placement agents of approximately $96,000.

      (c) TTR believes that the promissory notes and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      11.(a) In June 1998, TTR issued to three consultants a total of 125,000 shares of Common Stock and warrants for an additional 25,000 shares of common stock. The warrants are exercisable at a price per share equal to $1.50.

      (b) There were no underwriters with respect to the above transaction.

      (c) The shares and warrants were issued in consideration of services rendered.

      (d) TTR believes that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      12.(a) In July 1998 TTR issued to certain holders of warrants issued in April 1996 an aggregate of 400,000 shares in exchange for warrants to purchase up to 1,000,000 shares at an exercise price of $7.00.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      13.(a) In September 1998, TTR issued to an investor 111,111 shares of common stock for $100,000.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      14.(a) In October and November 1998, TTR issued to two consultants an aggregate of 119,000 shares of common stock.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      15.(a) In December 1998, TTR completed a private placement of an aggregate of 45,000 shares of common stock and warrants to purchase an aggregate of 15,000 shares of common stock at an exercise price of $6.00 per share.

      (b) TTR paid commissions to placement agents of approximately $19,500.

      (c) TTR believes that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      16. (a) In December 1998, TTR issued to an investor 150,758 shares at a price per share of $0.60.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      17.(a) In January 1999, TTR issued to a consultant 297,000 shares of common stock.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      18.(a) In January 1999, TTR issued warrants to purchase up to 10,000 shares at an exercise price per share of $1.75 to a consultant and an aggregate of 380,000 shares of common stock to three other consultants.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the shares and warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      19.(a) In February 1999, TTR issued to certain employees warrants to purchase an aggregate of 196,000 shares, at an exercise price per share of $0.01.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      20.(a) In February and March 1999, TTR issued to certain investors an aggregate of 130,682 shares at a price per share of $0.86 and issued to a consultant 200,000 shares of common stock.

      (b) There were no underwriters with respect to the above transactions.

      (c) TTR believes that the shares were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      21.(a) In April 1999 TTR issued to a consultant 75,000 shares at a price of $0.60 per share.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the options were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      22.(a) In May and July 1999, TTR issued $1,000,000 and $400,000, respectively, in principal amount of its 10% Convertible Debentures due April 30, 2001 to certain private investors. Upon the conversion of the Debentures, TTR is obligated to issue warrants to purchase up to the number of shares equal to 50% of the shares issued upon such conversion, at an exercise price per share equal to 120% of the conversion price.

      (b) TTR paid commissions to a finder of approximately $128,000.

      (c) TTR believes that the Debentures and Warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      23.(a) In May 1999 TTR issued to a consultant options to purchase up to an aggregate of 1,300,000 shares at a nominal exercise price per share.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the options were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      24.(a) In July 1999 TTR issued to a consultant warrants to purchase up to an aggregate of 400,000 shares at an exercise price of $2.75 per share.

      (b) There were no underwriters with respect to the above transaction.

      (c) TTR believes that the warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

      25. (a) TTR issued, pursuant to its 1996 Option Plan, the following stock options:

            (i) In July 1996, TTR issued 5,000 options to a former director of TTR. The options are exercisable at $6.00 per share until January 15, 2001.

            (ii) In January through February 1997 TTR issued to eight employees and two consultants options to purchase in the aggregate 34,000 shares of common stock. The options are exercisable at $7.00 per share until 2006.

            (iii) In March 1997, TTR issued to an employee (A) non-qualified options to purchase up to 40,000 shares of common stock at an exercise price per share of $10.00 and (B) incentive stock options to purchase up to 60,000 shares of common stock at an exercise price per share of $5.

            The options are exercisable until 2006.

            (iv) In May 1997, TTR issued to a total of three consultants and employees options to purchase 15,000, 5,000 and 3,000 shares of common stock, respectively, at an exercise price per share equal to $13 7/8, $13 15/16 and $14 1/2, respectively. All of these issuances were subsequently canceled and such consultants and employees were issued on December 31, 1997 options for an identical number of shares of common stock at an exercise price per share of $5 13/16. The options are exercisable until 2006.

            (v) In July and October 1997, TTR issued to a consultant and an employee options to purchase 2,000 and 2,500 shares of common stock, respectively, at an exercise price per share equal to $11 and $11 1/4, respectively. Such issuances were subsequently canceled and the employees were issued on December 31, 1997 options for an identical number of shares of common stock at an exercise price per share of $5 13/16. The options are exercisable until 2006.

            (vi) In November 1997 TTR issued to an employee options to purchase 1,600 shares of common stock, at an exercise price per share of $10 1/4. Such issuance was subsequently canceled and the employee was issued on December 31, 1997 options for an identical number of shares of common stock at an exercise price per share of $5 13/16. The options are exercisable until 2006.

            (vii) In January 1998, TTR issued to a consultant options to purchase 4,000 shares of common stock, at an exercise price per share of $5 7/8. The options are exercisable until 2006.

            (viii) In April 1998, TTR issued to employees options to purchase an aggregate of 7,000 shares of common stock at an exercise price per share of $5 3/8.

            (ix) In June 1998, TTR issued to an employee options to purchase 4,000 shares of common stock at an exercise price per share of $4 5/8.

            (x) In July 1998, TTR issued to an employee options to purchase 250,000 shares of common stock at an exercise price per share of $2 15/16. In October 1998, these options were exchanged for options to purchase 250,000 shares at an exercise price of $15/16. In July 1999, TTR issued 150,000 shares in exchange for such options in connection with the termination of, and settlement of certain claims by, such employee.

            (xi) In June 1999, TTR issued to an employee options to purchase 235,000 shares of common stock, vesting in 36 equal monthly installments, for a nominal exercise price.

      (b) There were no underwriters with respect to the above transactions.

      (c) The options were issued in consideration of services rendered.

      (d) TTR believes that the securities were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. Exhibits

3.1   Certificate of Incorporation of TTR, as amended.(3)

3.2   By-Laws of TTR, as amended.(3)

4.1   Specimen Common Stock Certificate.(1)


4.2.1 Form of 10% Convertible Debenture due April 30, 2001**


4.2.2 Form of 10% Promissory Note dated variously as of April through August 1998 between Registrant and each of certain investors, in an aggregate principal amount of $1,462,500.(3)

4.2.3 Form of Promissory Note dated as of December, 1998 between Registrant and each of certain investors, in an aggregate principal amount of $150,000.(3)

      Certain instruments which define the rights of holders of long-term debt of the Registrant and its consolidated subsidiary have not been filed as Exhibits to this Registration Statement since the total amount of securities authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiary on a consolidated basis, as of June 30, 1999.


4.3   Form of Common Stock Purchase Warrant.**

4.4.1 Warrant Agreement dated as of May 25, 1999 between Registrant and Wall & Broad Equities, Inc.**


4.4.2 Warrant Agreement dated as of December 23,1997 between Registrant and Biscount Overseas Ltd.(2)

4.4.3 Warrant Agreement dated as of February 26, 1998 between Registrant and Biscount Overseas Ltd.(2)

4.4.4 Warrant dated January 15, 1998 between Registrant and Mu & Kang Consultants.(3)


4.4.5 Warrant Agreement dated as of June 11, 1998 between Registrant and Plans, Inc.**

4.4.6 Warrant Agreement dated as of July 31, 1999 between Registrant and K & D Equities Inc.**


4.4.7 Form of Warrant dated as of December 1998 between Registrant and certain private investors.(3)

4.4.8 Form of Warrant variously dated April through August 1998 between Registrant and certain private investors.(3)

4.4.9 Warrant dated June 11, 1998 between Registrant and Plans, Inc.(3)


5.1   Opinion of Golenbock, Eiseman, Assor & Bell.*


9.1   Voting Trust Agreement.(1)


9.2   Instrument terminating Voting Trust Agreement.**


10.1  Financial Consulting Agreement with Josephthal & Co., Inc.(3)

10.2  1996 Incentive and Non-Qualified Stock Option Plan, as amended.(3)

10.3  Non-Executive Directors Stock Option Plan.(3)

10.4  Employment Agreement between TTR Technologies Ltd. and Marc D. Tokayer.(1)

10.5  Employment Agreement between TTR Technologies Ltd. and Baruch Sollish.(1)

10.6 Employment Agreement between TTR Technologies Ltd. and Arik Shavit, as amended.(1)

10.7  Employment Agreement between TTR Technologies Inc. and Steven L. Barsh.
      (3)

10.8 Unprotected Tenancy Agreement between TTR Technologies Ltd. and Pharmastate Ltd. dated June 10, 1996.(1)

10.9 Consulting Agreement dated November 1, 1994 between TTR and Shane Alexander Unterburgher Securities Inc.(1)

10.10 Consulting Agreement dated October 1, 1995 between TTR and Holborn Systems Ltd.(1)

10.11 Loan and Security Agreement dated September 30, 1996 between TTR and 732498 Ontario Ltd.(1)

10.12 Form of Note Extension Agreement.(1)

10.13 Form of Promissory Note.(1)

10.14 Settlement Agreement dated May 6, 1997 between TTR and Henry Israel.(2)

10.15 Agreement dated January 19, 1998 between TTR and Henry Israel.(2)

10.16 Development and OEM Licensing Agreement dated October 31, 1997 between TTR and Doug Carson & Associates Inc.(2)

10.17 Development and OEM Licensing Agreement dated October 31, 1997 between TTR, Doug Carson & Associates Inc. and Nimbus CD International, Inc.(2)

10.18 Management Agreement dated October 1, 1997 between TTR and Ultimus Ltd.(2)

10.19 Stock Purchase Agreement dated December 20, 1997 between TTR and Biscount Overseas Ltd.(2)

10.20 Consulting Agreement between TTR and Pioneer Management Corporation.(1)

10.21 Purchase Agreement and Assignment dated January 5, 1995 between TTR Israel and Rina Marketing R&D Ltd.(1)


10.22 Form of Securities Purchase Agreement between TTR and certain securityholders dated as of May 13, 1999.**

10.23 Form of Registration Rights Agreement dated as of May 13, 1999 between TTR and certain investors.**


10.24 Form of Subscription Agreement dated as of December 1998 between TTR and certain investors. (3)

10.25 Form of Subscription Agreement dated variously as of April through August 1998 between TTR and certain investors.(3)


10.26 Agreement dated as of July 27, 1999 between Registrant and Arik Shavit.**

10.27 Agreement dated as of July 27, 1999 between Registrant and Steven C. Barsh.**

10.28 Consulting Agreement between Registrant and Jarvis Developments Ltd. dated November 20, 1998 and amendment thereto dated January 28, 1999.**


10.29 Consulting Agreement between Registrant and Biscount Overseas Ltd. dated October 1, 1998.(3)

10.30 Consulting Agreement between Registrant and Mordecai Lerer dated January 28, 1999.(3)

10.31 Settlement Agreement between Registrant and Ephod Israel Group dated January 28, 1999.(3)

10.32 Consulting Agreement between Registrant and CYGNI S.A. dated January 28, 1999.(3)

10.33 Marketing Agreement between Registrant and Machtec Ltd.(3)

10.34 Stock Purchase Agreement between Registrant and Dalimore Consulting Ltd. dated December 10, 1998.(3)

10.35 Stock Purchase Agreement between Registrant and Abraham Stephansky dated February 1, 1999.(3)

10.36 Stock Purchase Agreement between Registrant and Parnell Ltd. dated April 1, 1999.(3)

10.37 Consulting Agreement between Registrant and Limelkin Ltd. dated June 1, 1998.(3)

10.38 Consulting Agreement between Registrant and Trax Investments Ltd. dated June 11, 1998.(3)

10.39 Consulting Agreement between Registrant and Plans Inc. dated June 11, 1998.(3)


10.40 Lease between Registrant and Peppertree Properties, Inc. dated January 23, 1999.**

10.41 Employment Agreement dated June 1, 1999 between Registrant and Emmanuel Kronitz.*

16.1  Letter on change in certifying accountant.**

21.1  Subsidiaries of TTR.**

23.1  Consent of Golenbock, Eiseman, Assor & Bell (included in Exhibit 5.1).*


23.2 Consent of Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, certified public accountants.*


24.1  Powers of Attorney (included on page II-9).*


27.1  Financial Data Schedule.*

----------

*     Filed herewith.


**    Previously filed.


(1) Filed as an Exhibit to the Registrant's Registration Statement on Form SB-2, dated February 10, 1997, No. 333-11829, and incorporated herein by reference.


(2) Filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB filed for the Year ended December 31, 1997, No. 0-22055, and incorporated herein by reference.


(3) Filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB filed for the Year ended December 31, 1998, No. 0-22055, and incorporated herein by reference.

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned Registrant further undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant further undertakes that it will:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) include any additional or changed material information on the plan of distribution;

      (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering; and

      (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned in the City of New York, State of New York, on September 23, 1999.


                                         TTR TECHNOLOGIES, INC.


                                         By: /s/ MARC D. TOKAYER
                                            ------------------------------------
                                           Marc D. Tokayer, Chairman of the
                                           Board and President (Principal
                                           Executive and Financial Officer and
                                           Officer Duly Authorized to Sign on
                                           Behalf of Registrant)

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Marc D. Tokayer, or David Aboudi, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Titles                        Date
     ---------                      ------                        ----

/s/ MARC D. TOKAYER      Chairman of the Board and,         September 23, 1999
-----------------------    President (Principal Executive
  Marc D. Tokayer          and Financial Officer)


/s/ BARUCH SOLLISH       Vice President--Research and       September 23, 1999
-----------------------    Development, Chief
  Baruch Sollish                 Technology Officer and
                                 Director